    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               GLOBIX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   7373                                  13-3781263
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                              295 LAFAYETTE STREET
                            NEW YORK, NEW YORK 10012
                                 (212) 334-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MARC H. BELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               GLOBIX CORPORATION
                              295 LAFAYETTE STREET
                            NEW YORK, NEW YORK 10012
                                 (212) 334-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                 ARNOLD N. BRESSLER, ESQ.                                    ELLEN B. CORENSWET, ESQ.
         MILBERG WEISS BERSHAD HYNES & LERACH LLP                              BABAK YAGHMAIE, ESQ.
                  ONE PENNSYLVANIA PLAZA                                  BROBECK, PHLEGER & HARRISON LLP
               NEW YORK, NEW YORK 10119-0165                                       1633 BROADWAY
                      (212) 594-5300                                         NEW YORK, NEW YORK 10019
                                                                                   (212)581-1600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                         PRICE(1)(2)             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share......................        $63,537,500                $17,663.43
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes shares of common stock which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- JANUARY   , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
JANUARY   , 1999

                                  GLOBIX LOGO
                                      SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

THE COMPANY:

-  We are a leading provider of Internet
   connectivity and sophisticated Internet-based solutions to large and medium size businesses.

-  Globix Corporation
   295 Lafayette Street
   New York, New York 10012
   (212) 334-8500

-  Nasdaq SmallCap Market symbol (and
   proposed Nasdaq National Market symbol): GBIX
THE OFFERING:

-  The Company is offering          of the shares and existing stockholders are
   offering          of the shares.

-  The underwriters have an option to purchase an additional              shares
   from the Company and a selling stockholder to cover over-allotments.

- There is an existing trading market for these shares. The reported last sale price on January 7, 1999 was $14.875 per share.

- We plan to use the proceeds from this offering to fund the completion of our network backbone and for general corporate purposes. We may also use a portion of the net proceeds to make investments in, or acquire, complementary businesses. We will not receive any proceeds from the shares sold by the selling stockholders.

-  Closing:            , 1999.

-------------------------------------------------------------------------------------
                                                      Per Share        Total
-------------------------------------------------------------------------------------
Public offering price (estimated):                    $              $
Underwriting fees:
Proceeds to Company:
Proceeds to selling stockholders
-------------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK.   SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                        BEAR, STEARNS & CO. INC.

                                                                 LEHMAN BROTHERS

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                               TABLE OF CONTENTS

                                 Page
Prospectus Summary.............     3
Risk Factors...................     8
Use of Proceeds................    23
Price Range of Common Stock and
  Dividend Policy..............    24
Capitalization.................    25
Dilution.......................    26
Selected Consolidated Financial
  Data.........................    27
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................    28

                                 Page
Business.......................    39
Management.....................    55
Certain Transactions...........    64
Principal and Selling
  Shareholders.................    65
Description of Capital Stock...    67
Underwriting...................    74
Legal Matters..................    76
Experts........................    76
Available Information..........    77
Reports to Security Holders....
Index to the Company's
  Financial Statements.........   F-1

     See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in the common stock offered in this prospectus.

                               PROSPECTUS SUMMARY

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Globix and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. This summary highlights some information from this prospectus. You should also read the more detailed information and consolidated financial statements and the notes to those statements appearing in other parts of this prospectus.

                               GLOBIX CORPORATION

OUR BUSINESS

     We are a leading provider of Internet connectivity and sophisticated Internet-based solutions to large and medium size businesses. We provide our customers with a comprehensive range of high performance, flexible and scalable products and services designed to enable them to take full advantage of the Internet in order to more effectively carry out their evolving business strategies. Components of our "end-to-end" Internet solutions include:

     - dedicated Internet access

     - Internet Data Center facilities for hosting customer web sites on our servers (web hosting) and housing customer-owned web servers and related equipment (co-location)

     - Internet-related hardware and software sales and systems and network integration

     - systems administration and web site management

     - value-added solutions such as e-commerce, streaming media, network security and web development

     - instructor-led corporate training

In December 1995, we began offering Internet access from our facility in New York City, where most of our customers have substantial operations. We are currently building new state-of-the-art facilities in New York City, London and the San Francisco Bay area to expand into those major business centers and to better serve the needs of our existing multiregional and multinational customers. We market and support our products and services through locally-based direct sales, system and network engineering, application design and customer care professionals. Due to our strong local market presence, we are better able to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers conveniently located facilities and the systems management expertise to cost-effectively outsource all or part of their Internet or information technology (IT) functions. We believe that our ability to offer a broad range of end-to-end Internet solutions, combined with our local sales and support professionals and high performance Internet Data Center facilities, differentiates us from our competition.

OUR CUSTOMERS

     As of November 30, 1998, we had over 800 business customer accounts for Internet products and services. Our customers are in a variety of data-intensive industries such as advertising, financial services, media, publishing and retail. Our Internet customers include Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, General Media International (Penthouse), Microsoft, National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties.

OUR FACILITIES AND NETWORK EXPANSION

     We offer our products and services from our existing facility in New York City. We are in the process of building new state-of-the-art "SuperPOP" facilities in New York City, London and the San Francisco Bay area. Each new SuperPOP will feature:

     - a high performance Internet Data Center with multiple, redundant, high-capacity fiber feeds, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and fault tolerant environmental controls

     - a Network Operations Center, which provides 24 hour a day, 7 day a week (24 X 7) monitoring

     - on-site customer care, sales and marketing, and network and systems engineering operations

The new SuperPOP facilities will significantly increase our ability to provide web hosting and co-location services by increasing total Internet Data Center capacity from approximately 2,000 square feet to approximately 63,000 square feet. All three new SuperPOP facilities are expected to be completed and operational by June 30, 1999.

     We are also currently establishing a fully redundant, dedicated, high-speed network backbone which will serve many of the major business centers in the United States, as well as London, England. Our network backbone will significantly increase data transmission capacity, improve reliability and reduce unit data transmission costs. We have taken the following steps to implement this project:

     - In October 1998, we entered into an Indefeasible Right of Use (IRU) agreement with Qwest Communications which gives us the exclusive right to use portions of Qwest's global fiber network for a 20 year period. We will initially have the right to use 6,500 route miles of OC-3 fiber capacity (upgradable to OC-48) coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. We intend to use $15.0 million of the proceeds of this offering to maintain our OC-3 capacity.

     - We are in the process of establishing both public and private peering, or interconnection, relationships with major backbone providers. Public peering takes place at a physical location, usually a Network Access Point (NAP), designed for the exchange of Internet traffic between private backbone providers. Private peering is an agreement between two Internet Service Providers (ISPs) to pass traffic between one another at private connection points along each other's network backbone, allowing traffic to pass from one network to another without having to traverse the public Internet and public peering points.

     - We are establishing Points of Presence, or POPs, in Washington, D.C., Chicago and Los Angeles, as part of a planned program of establishing POPs in other major business centers in the United States and Europe

In April 1998, we completed a $160.0 million debt financing to fund the build-out of our new SuperPOP facilities and network backbone.

OUR MARKET OPPORTUNITY

     Businesses are increasingly utilizing the Internet for mission-critical applications, such as sales and marketing, customer service and project coordination. We are well positioned to take advantage of the significant market opportunity that exists to provide Internet access and value-added Internet services to businesses. For example, International Data Corporation, or IDC, predicts that U.S. corporate Internet access revenues will grow over 50% annually from approximately $2.0 billion in 1997 to approximately $6.7 billion in 2000. In addition, IDC predicts that U.S. value-added Internet services, such as web hosting and security, will grow approximately 172% annually from $351.7 million in 1997 to approximately $7.0 billion in 2000. In particular, U.S. web hosting revenues are expected to grow approximately 145% annually from $246.7 million in 1997 to $3.6 billion in 2000. IDC also predicts that Europe will experience similar strong growth with corporate Internet access revenue increasing 49% annually from $1.0 billion in 1997 to approximately $3.4 billion in 2000 and revenue from value-added services increasing 79% annually from $95.0 million in 1997 to approximately $547.0 million in 2000.

     Our target customers are large and medium size businesses located near our SuperPOP facilities. We believe that our target market is underserved by both large national or global ISPs and smaller local or regional ISPs. Large ISPs focus primarily on Internet access products, and generally do not maintain a significant local presence or offer a full range of value-added Internet services. Smaller ISPs typically lack the resources to provide and support a full range of Internet products and services. We believe our comprehensive approach encompassing a broad range of Internet solutions, a strong local presence and a sophisticated infrastructure in close proximity to our customers enables us to effectively compete against both large national or global ISPs and smaller local or regional ISPs.

OUR GROWTH STRATEGY

     Our objective is to become the leading provider of sophisticated end-to-end Internet connectivity and Internet-based solutions to businesses in key global business markets. To achieve this objective, we intend to:

     - continue to invest extensively in our infrastructure

     - expand our product and service offerings

     - cross-sell additional products and services to existing customers

     - enhance the Globix brand name in our target markets

     - make investments in, or acquire, complementary businesses

OUR HISTORY

     We were originally incorporated in New York in 1989 as NAFT International Ltd. (NAFT). In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. We reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. We changed our name to Globix Corporation on June 1, 1998. Our principal executive offices are located at 295 Lafayette Street, New York, New York 10012. Our telephone number is (212) 334-8500.
                            ------------------------

     Globix and the Globix logo are trademarks of Globix. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Common stock offered:

  By the Company..............................              shares

  By the selling stockholders ................              shares

          Total...............................              shares

Common stock to be outstanding after
  the offering................................              shares(1)

Use of proceeds...............................    To fund the completion of our
                                                  network backbone and for
                                                  general corporate purposes. We
                                                  may also use a portion of the
                                                  net proceeds to make
                                                  investments in, or acquire,
                                                  complementary businesses.

Nasdaq SmallCap Market Symbol (and proposed
  Nasdaq National Market Symbol)..............    GBIX

---------------

(1) Based on the number of shares outstanding as of November 30, 1998. Excludes, as of November 30, 1998, (i) 1,128,521 shares of common stock issuable upon exercise of options outstanding under the Company's 1995 and 1998 Stock Option Plans at a weighted average exercise price of $6.36 per share and
    (ii) 735,700 shares of common stock issuable upon exercise of outstanding
    warrants at a weighted average exercise price of $    per share. Also
    excludes 320,125 shares of common stock issuable upon exercise of options granted on January 9, 1999 under the 1998 Stock Option Plan at an exercise price of $15.00 per share and 127,790 additional shares of common stock reserved for issuance under the 1995 and 1998 Stock Option Plans, as of that date.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE
                                                      YEAR          MONTHS
                                                     ENDED           ENDED         YEAR ENDED SEPTEMBER 30,
                                                  DECEMBER 31,   SEPTEMBER 30,   ----------------------------
                                                      1994          1995(1)       1996      1997       1998
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues......................................     $6,524         $8,738       $10,374   $17,400   $ 20,595
  Cost of revenues..............................      5,192          7,292         8,599    13,699     13,322
  Total operating expenses......................      1,432          1,315         3,463     6,711     12,006
  Income (loss) from operations.................       (100)           131        (1,688)   (3,010)    (4,733)
  Net income (loss).............................       (144)            39        (1,893)   (3,115)   (11,156)
  Basic and diluted net income (loss) per
    share(2)....................................     $(0.11)        $ 0.02       $ (0.72)  $ (1.01)  $  (3.08)
  Weighted average common shares outstanding....      1,294          1,725         2,633     3,075      3,626
OTHER FINANCIAL DATA:
  EBITDA(3).....................................     $  (41)        $  199       $(1,469)  $(2,335)  $ (3,423)
  Capital expenditures..........................        103            150         1,955     1,542     23,270

                                                               AS OF SEPTEMBER 30, 1998
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(4)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities..........  $ 76,111       $     --
  Restricted cash and investments...........................    60,480             --
  Working capital...........................................    75,859             --
  Total assets..............................................   182,266             --
  Long-term debt and notes payable..........................   161,489             --
  Stockholders' equity......................................     2,719             --

                                                                     QUARTER ENDED
                                          -------------------------------------------------------------------
                                          SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                              1997            1997         1998        1998         1998
QUARTERLY CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Internet............................     $   569         $1,328       $1,441     $ 1,637       $ 2,042
    Server sales and integration........       2,963          3,412        2,911       4,059         3,765
                                             -------         ------       ------     -------       -------
        Total revenues..................       3,532          4,740        4,352       5,696         5,807
  Cost of revenues:
    Internet............................         509            335          401         399           397
    Server sales and integration........       2,575          2,779        2,343       3,401         3,267
                                             -------         ------       ------     -------       -------
        Total cost of revenues..........       3,084          3,114        2,744       3,800         3,664
  Total operating expenses..............       1,955          1,851        2,134       3,406         4,615
  Loss from operations..................      (1,507)          (225)        (526)     (1,510)       (2,472)
  Net loss..............................      (1,584)          (281)        (588)     (4,070)       (6,217)

-------------------------
(1) The Company changed its fiscal year end from December 31 to September 30 in 1995. Consequently, the 1995 fiscal year consisted of nine months.

(2) Presented in accordance with the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings per share" and represents both basic and diluted earnings (loss) per share amounts. See Note 1 of "Notes to Consolidated Financial Statements."

(3) EBITDA is earnings from operations before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, should not be considered as a substitute for net income or net loss as an indicator of the Company's operating performance or cash flow as a measure of liquidity, and should be examined in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this prospectus.

(4) As adjusted to reflect the application of the net proceeds from the sale of
    the           shares of common stock offered by the Company and after
    deducting the underwriting discount and estimated offering expenses.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before you decide to buy shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Globix and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed here and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND OUR ABILITY TO SERVICE OUR
DEBT

     We are highly leveraged due to our large outstanding debt obligations. As a result, we have significant ongoing debt service requirements. As of September 30, 1998, our total long-term debt and notes payable was approximately $161.5 million. Our high level of indebtedness could have several important effects on our future operations, including the following:

     - a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes

     - the terms and conditions of our indebtedness may restrict our flexibility in planning for and reacting to changes in our business, including possible investment activities

     - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be substantially impaired

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance. Our future operating performance will depend on our ability to expand our business operations by building and utilizing our new SuperPOP facilities, establishing our enhanced network backbone infrastructure and expanding our product and service offerings. We can not assure you that we will succeed in expanding our business operations. In addition, our future operating performance will depend on economic, competitive, regulatory and other factors affecting our business. Many of these factors are beyond our control.

     Based on our current level of operations, we believe that working capital from operations, our existing credit facilities, available capital lease financings and proceeds of this offering will be adequate to meet our presently anticipated requirements for working capital, capital expenditures and debt service at least through the year ending September 30, 2000. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt or to make necessary capital expenditures. If we are unable to generate sufficient cash flow to service our debt, we may have to refinance some or all of our existing debt. We cannot assure you that we will be able to raise additional capital for any such refinancing in the future. If we are unable to generate or raise sufficient cash to both service our debt and to grow our business, our business, financial condition and results of operations will be materially and adversely affected. For more detailed information concerning our indebtedness and related matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Notes 5 and 7 of Notes to Consolidated Financial Statements."

RISK ASSOCIATED WITH OUR CONTINUING LOSSES

     We have incurred significant losses since inception. We incurred net losses of approximately $3.1 million and $11.2 million for the years ended September 30, 1997 and 1998, respectively. As of September 30, 1998, our accumulated deficit was approximately $16.2 million. Since the year ended September 30, 1995, we have not been profitable. We may never be profitable again or, if we become profitable, we may be unable to sustain our profitability. We expect to continue to incur significant expenditures because of the interest we must pay on our debt and the fact that certain expenses, must be incurred in order to expand our business. Among such expenses are costs to expand our facilities and network backbone and sales and marketing, network operations and general and administrative expenses. As a result, we expect to continue to incur significant losses for the foreseeable future. Moreover, we cannot assure you that after incurring such expenses, there will be an increase in our revenues. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, our business, financial condition and results of operations will be materially and adversely affected. For more detailed information concerning our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH NEED TO MANAGE FACILITIES EXPANSION AND GROWTH

     As we continue to increase the scope of our operations both domestically and internationally, our workforce has grown. As of November 30, 1998, we had 188 full-time employees in comparison to 50 full-time employees as of September 30, 1995. In addition, we plan to continue to significantly expand our sales and marketing and customer care organizations both domestically and internationally.

     A key element of our business strategy is the expansion of our network through the opening of additional SuperPOPs and POPs. Recently, our growth has been limited by the shortage of space for co-location services at our Internet Data Center facility in New York. To address this shortage, we are currently building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. We are also currently establishing a network backbone. Our success will depend on our ability to expand our network infrastructure through these new facilities. The building of our new facilities and network backbone will require us to expend substantial resources to purchase or lease real estate facilities, make the necessary improvements to these facilities, purchase equipment, install telecommunications networks and hire network, administrative, customer care, and sales and marketing personnel. We may not be successful in expanding or adapting our network infrastructure to meet our customers' demands.

     Our growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. As a result, we need to:

     - expand our management team

     - train and manage a growing number of employees in multiple and geographically diverse locations

     - continue to expand and upgrade our network infrastructure

     - continue to improve our financial and managerial controls and our reporting systems and procedures

     In addition, we need to attract and retain additional highly-qualified management, technical and sales and marketing employees. Competition for qualified employees is intense. We cannot assure you that we will be successful in attracting and retaining the people we need. Our business, financial condition and results of operations will be materially and adversely affected if we are unable to effectively manage our growth or facilities expansion.

SHIFTING FOCUS OF OUR BUSINESS

     We have been shifting our focus from selling desktop publishing related computer and peripheral equipment to selling Internet connectivity and sophisticated Internet-based solutions through our Internet Division. Our end-to-end solutions include: (i) dedicated Internet access (ii) web hosting and co-location, (iii) Internet-related hardware and software sales and systems and network integration, (iv) systems administration and web site management, (v) value-added solutions such as e-commerce, streaming media, network security and web development, and (vi) instructor-led corporate training. We cannot assure you that our strategy to shift the focus of our business will be successful.

     The following demonstrates the increasing percentage of revenues derived from our Internet Division:

                                INTERNET SERVICES AS
YEAR ENDED                        A PERCENTAGE OF
SEPTEMBER 30,                      TOTAL REVENUES
  1996........................           6.2%
  1997........................          13.9
  1998........................          31.3

     While we expect a greater percentage of our revenues to be derived in the future from our Internet Division, we cannot assure you that we will succeed in continuing to grow our Internet services business.

     Our Internet Division has been in operation only since 1995. Most of our Internet-related services, other than dedicated Internet access, web hosting and co-location, have been introduced since 1997. Accordingly, we have a limited operating history in this area upon which you may evaluate us. You should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These include:

     - ability to sustain historical revenue prices and growth rates

     - ability to sustain historical operating margins

     - need to manage our expanding operations

     - competition

     - ability to attract, retain and motivate qualified personnel

     - ability to maintain our current, and develop new, strategic relationships

     - ability to anticipate and adapt to the changing Internet market

     - ability to attract and retain a large number of customers

     If we fail to adequately address these risks, our business, financial condition and results of operations will be materially and adversely affected.

DEPENDENCE ON NETWORK INFRASTRUCTURE

     In order to succeed, we must provide our customers with reliable Internet connectivity. Our success will depend upon our ability to expand our network infrastructure as our customer base gets larger and as the needs of our customers for Internet connectivity and solutions become more sophisticated. We are currently building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. We are also currently establishing a network backbone. Our expansion will require substantial financial, operational and management resources. We may not be successful in expanding or adapting our network infrastructure to meet our customers' demands. A delay in the opening of our new SuperPOP facilities, particularly the New York facility, would materially and adversely affect our business, financial condition and results of operations.

     Any of the following network infrastructure related problems could have a material and adverse effect on our business, financial condition and results of operations:

     - failure to expand our network infrastructure on a timely basis

     - failure to expand our network infrastructure at a commercially reasonable cost

     - failure to adapt our network infrastructure to changing customer requirements

     - failure to adapt our network infrastructure to changing industry standards

     - failure to maintain sufficient capacity on our network

     - failure to maintain security

     In October 1998, we entered into an IRU agreement with Qwest which gives us the exclusive right to use portions of Qwest's global fiber network for a 20 year period. Our future success is highly dependent on this IRU agreement. Qwest, however, has not completed building its coast-to-coast network and has already experienced some delays. Any further delays in completing the Qwest network would materially and adversely affect our business, financial condition and results of operations.

NEED TO ESTABLISH AND MAINTAIN PEERING RELATIONSHIPS

     The Internet is comprised of several network providers who operate their own networks and interconnect their networks at various public and private peering points, through "peering arrangements" with one another. Our ability to establish and maintain peering relationships is necessary in order to effectively exchange traffic with ISPs without having to pay the higher costs of transit services and in order to maintain high network performance levels. These arrangements are not subject to regulation and are subject to revision in terms, conditions or costs over time. We cannot assure you that other ISPs will maintain peering relationships with us. In addition, increasing requirements or costs may be imposed on us in order to establish and maintain peering relationships with ISPs, particularly national ISPs. Failure to establish and maintain peering relationships would adversely affect the level of connectivity available to our customers or cause us to incur additional operating expenditures by paying for transit, either of which could have a material adverse effect on our business, financial condition and results of operations. In addition, if these network providers were to increase the pricing associated with utilizing their networks, we may be required to identify alternative methods through which we can distribute our customers' content. If we are not able to access on a cost-effective basis alternative networks to distribute our customers' content or pass through any additional costs of utilizing these networks to our customers, our business, financial condition and results of operations would be materially adversely affected.

QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

     - customer demand for our solutions

     - seasonal fluctuations in revenue, principally during the summer and year-end holidays

     - significant sales of Internet-related hardware and software in any particular quarter

     - ability to attract, retain and motivate qualified personnel

     - changes in the growth rate of Internet usage

     - the mix of revenues from our two segments

     - the mix of revenues from our various Internet solutions

     - the timing of the expansion of our operations

     - changes in our pricing policies or those of our competitors

     - the introduction of new solutions by us or our competitors

     - the mix of domestic and international sales, once our London SuperPOP becomes operational

     - costs related to acquisitions of technology or businesses

     - general economic and market conditions

     Our revenues are difficult to forecast. In addition, we plan to significantly increase our operating expenses to bring our new SuperPOPs and network backbone online and to market and support our solutions. It will be difficult for us to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have an unexpected shortfall in revenues in relation to our expenses, then our business, financial condition and results of operations would be materially and adversely affected. This would likely affect the market price of our common stock.

     Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. For a more detailed discussion, please see

"Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     We currently operate only in the United States. We are currently building a new state-of-the-art SuperPOP facility in London, England. We expect to begin operations in London by June 30, 1999. We intend to continue to expand our international operations and international sales and marketing efforts. To date, we have limited experience in developing versions of our solutions for markets other than the New York market and no experience in marketing, selling and distributing our solutions internationally.

     International operations are subject to other inherent risks, including:

     - the impact of recessions in economies outside the United States

     - changes in regulatory requirements

     - reduced, or uncertainty of, protection for intellectual property rights

     - potentially adverse tax consequences

     - difficulties and costs of staffing and managing foreign operations

     - political and economic instability

     - technology export and import restrictions or prohibitions

     - fluctuations in currency exchange rates

     - imposition of exchange controls

     - language and cultural barriers

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

These risks may materially and adversely affect our business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS

     Our success will depend upon third-party network infrastructure providers, including the capacity we lease from telecommunications network suppliers. In particular, we are currently dependent on Sprint, Cable & Wireless, UUNET and certain other data communication and telecommunication providers for our backbone capacity and are therefore dependent on such companies to maintain the operational integrity of our backbone. Furthermore, our new network backbone will rely on a number of public and private peering interconnections to deliver our services. If the carriers that operate the Internet exchange points were to discontinue their support of the peering points and no alternative providers emerged, or such alternative providers increased the cost of utilizing the Internet exchange points, the distribution of content through the Internet exchange points, including content distributed by us, would be significantly constrained. Furthermore, as traffic through the Internet exchange points increases, if commensurate increases in bandwidth are not added, our ability to distribute content rapidly and reliably through these networks will be materially adversely affected.

     We recently entered into an IRU agreement with Qwest which gives us the exclusive right to use portions of Qwest's global fiber network for a 20 year period. Qwest, however, has not completed building its coast-to-coast network and has already experienced some delays. Any further delays in completing the Qwest network, or any interruption of service once the network is completed, would materially and adversely affect our business, financial condition and results of operations.

     Some of our suppliers, including the regional Bell operating companies and competitive local exchange carriers, currently are subject to various price constraints, including tariff controls, which in the future may change. Recent regulatory changes may increase the prices that these carriers may charge us. This could have a material and adverse effect on our business, financial condition and results of operations.

     In addition, many of our agreements with suppliers (including our peering partners) are either on a year-to-year basis or allow the supplier to terminate the agreement following a certain notice period. Accordingly, we cannot assure you that our suppliers will continue to provide us with bandwidth access, services or equipment.

     We also rely on other vendors to supply us with computer hardware, software and networking equipment. These products are available from only a few sources. Currently, we primarily buy these products from Silicon Graphics, Sun Microsystems, Compaq, Intergraph and Cisco. We also rely on Cisco for network design and installation services. We cannot assure you that we will be able to obtain the products and services that we need on a timely basis and at an affordable price.

     We have in the past experienced delays in receiving telecommunications services and shipments of equipment purchased for resale. We may not be able to obtain such telecommunication services and equipment on the scale and at the times required by us at an affordable cost. Our suppliers may enter into exclusive arrangements with our competitors or stop selling their products or services to us at commercially reasonable prices. If our sole or limited source suppliers do not provide us with products or services, our business, financial condition and results of operations may be materially and adversely affected.

RISKS ASSOCIATED WITH POTENTIAL INVESTMENTS OR ACQUISITIONS

     We may make investments in or acquire complementary businesses, products, services or technologies. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. However, we currently have no agreement relating to any such investment or acquisition. Moreover, the terms and conditions of our $160.0 million debt financing limit our ability to make investments in non wholly-owned subsidiaries. Because of these limitations, we are currently precluded from making such investments. Our strategy is subject to the following risks:

     - we may not be able to identify suitable investment or acquisition candidates

     - if the purchase price for the acquisition consists of cash, we may need to use all or a portion of our available cash, including proceeds from this offering

     - even if we do identify such suitable candidates, we cannot assure you that we will be able to make such investments or acquisitions on commercially acceptable terms

     - we may not be able to consummate any acquisition or successfully integrate the acquired services, products and personnel of any acquisition into our operations

     - acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures

     - we may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers

     - we may be required to incur additional debt

     - we may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions

     - we may have to incur significant accounting charges, such as for goodwill or for "acquired in-process research and development," which may adversely affect our results of operations

RISK OF SYSTEM FAILURE

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our facilities in New York. While we have taken certain precautions, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We lease telecommunications lines from local and regional carriers. Any interruption in service by these carriers or a failure to provide us with adequate lines to meet our demands for capacity, would materially and adversely affect our business, financial condition and results of operations. Any system interruptions could reduce the attractiveness of our services. Despite the precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our solutions. Our customer contracts currently provide a limited service level warranty related to the continuous availability of service on a 24 X 7 basis. This warranty is generally limited to the issuance of a credit consisting of free service for a specified limited period of time for disruptions in Internet connectivity services. To date, only a limited number of our customers have been entitled to receive credits for free services. Our business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

SECURITY RISKS

     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Despite the measures we have taken, however, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our products and services.

DEPENDENCE ON THE INTERNET

     Our products and services are targeted toward users of the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the market that we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet connectivity products and services for a number of reasons, including:

     - inconsistent quality of service

     - lack of availability of cost-effective, high-speed options

     - a limited number of local access points for corporate users

     - inability to integrate business applications on the Internet

     - the need to deal with multiple and frequently incompatible vendors

     - inadequate protection of the confidentiality of stored data and information moving across the Internet

     - lack of tools to simplify Internet access and use

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date. We can not assure you that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may impede the further growth of the Internet. If the Internet does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGE IN A NEW MARKET

     The market for Internet solutions has only recently begun to develop and is rapidly evolving. We cannot assure you that this market will prove to be viable or that it will grow as quickly as we expect. Our market is characterized by:

     - rapid technological change

     - frequent new product and service introductions

     - evolving industry standards

     Significant technological changes could render our existing products and services obsolete. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customer's needs. Our success will also depend on our ability to:

     - use leading technologies

     - enhance our existing solutions

     - develop new products and services that address the needs of our customers

     - respond to technological advances and emerging industry standards in a cost-effective and timely basis

     If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and results of operations will be materially and adversely affected.

     Our ability to compete successfully is also dependent upon the continued compatibility of our services with products and services offered by various vendors. Although we intend to support emerging standards in the market for Internet protocols, industry standards may not be established. If such industry standards are established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Our products and services rely on the continued widespread commercial use of Transmission Control Protocol/Internetwork Protocol (TCP/IP) and asynchronous transfer mode (ATM) technologies. Alternative protocol standards have been or are being developed for the Internet. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP or ATM technologies. The announcement or introduction of new products or services or any change in industry standards may cause customers to defer or cancel purchases of existing products or services. Any deferral or cancellation of customer purchases, may have a material and adverse affect on our business, financial condition and results of operations.

INTENSE COMPETITION

     Competition for Internet products and services is intense and we expect that competition will continue to intensify.

     Our competitors include other ISPs, such as:

     - ISPs with a national or global presence, including Concentric Network, PSINet and UUNET

     - national and regional ISPs with a presence in the New York metropolitan area including Exodus, Frontier GlobalCenter, GTE Genuity, DIGEX and Verio

     Our competitors also include telecommunications companies, such as:

     - AT&T, Cable & Wireless, Sprint and MCI WorldCom

     - regional Bell operating companies which offer Internet access, such as Bell Atlantic

     Following the completion of our new SuperPOP facilities, we will be also competing with the London and San Francisco Bay area facilities of the global and national ISPs listed above. In addition, we will be competing with other ISPs including:

     - international ISPs with a presence in the United Kingdom, including BT Internet, Demon Internet (recently acquired by Scottish Telecom), Easynet and Energis.

     - regional ISPs with a presence in the San Francisco Bay area, including AboveNet, Conxion, GeoNet (recently acquired by Level 3) and NaviSite.

     - regional Bell operating companies which offer Internet access in the San Francisco Bay area, such as Pacific Bell

     Because we offer a broad range of goods and services, we encounter competition from numerous businesses which provide one or more similar goods or services. For example, we encounter competition from numerous resellers of Internet-related hardware and software, and providers of corporate training, systems and network integration services and value-added Internet solutions such as e-commerce, streaming media, network security and web development.

     We believe that our ability to compete depends upon many factors, both within and beyond our control, including the following:

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors

     - customer care and support efforts

     - sales and marketing efforts

     - the ease of use, performance, price and reliability of solutions developed either by us or our competitors

     Many of our existing competitors, as well as a number of potential new competitors, have:

     - longer operating histories

     - greater name recognition

     - larger customer bases

     - larger networks

     - more and larger facilities

     - significantly greater financial, technical and marketing resources than we do

     This may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. Our competitors may develop Internet products or services that are superior to or have greater market acceptance than our solutions. Such competitors may also engage in more extensive research and development, undertake more marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to our existing and potential employees and strategic partners. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

     New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their solutions and significantly increasing pricing pressures on us. We may not be able to offset the effects of any such price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition. Such increased price competition could result in an erosion of our market share, a failure to attain profitability and could have a material and adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have the financial resources, technical expertise, sales and marketing or support capabilities to successfully meet our competition. If we are unable to compete successfully against our competitors, our business, financial condition and results of operations will be adversely affected. For a more detailed discussion of the competition we face, see "Business--Competition."

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of normal business activities.

     We plan to perform a Year 2000 simulation on our software by March 31, 1999 to test system readiness. Based on the results of our Year 2000 simulation test, we intend to revise the code of our software and systems as necessary to improve the Year 2000 compliance of our software. We have been informed by our vendors of material hardware and software components of our IT systems that the products used by us are currently Year 2000 compliant. We are currently assessing the materiality of our non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced. The cost of these revisions or replacements is not expected to be material to our financial position or results of operations. However, we cannot assure you that such revisions and replacements can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

     In addition, we can not assure you that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside our control will be Year 2000 compliant. If our present efforts to address the Year 2000 compliance issues are not successful, or if suppliers and other third parties do not successfully address such issues, our business, financial condition and results of operations could be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

     Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, in particular, Marc
H. Bell, our President and Chief Executive Officer. The loss of the services of any of our key employees, would likely have a material adverse effect on our business, financial condition and results of operations. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees.

     Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. Our employees may voluntarily terminate their employment with us at any time. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Please see "Management" for detailed information on our key personnel.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

     We are subject to various laws and regulations relating to our business. Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet have been or in the future may be adopted. Such laws and regulations may cover issues such as:

     - user privacy

     - pricing

     - content

     - copyrights

     - distribution

     - characteristics and quality of products and services

     In addition, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues or otherwise adversely affect our business, financial condition and results of operations.

     Laws and regulations directly applicable to Internet communications are becoming more prevalent. The most recent session of the U.S. Congress enacted Internet laws regarding on-line copyright infringement, children's privacy and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, our business, financial condition and results of operations may be materially and adversely affected.

     Several telecommunications carriers are seeking to have communications over the Internet regulated by the Federal Communications Commission (FCC) in the same manner as other more traditional telecommunications services. Additionally, local telephone carriers have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If the FCC adopts rules in accordance with the carriers' requests, the costs of using the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially and adversely affect our business, financial condition and results of operations.

     The FCC may also seek to regulate some segments of our activities as basic telecommunications services. We cannot assure you that regulatory authorities of states within which we operate will not seek to regulate aspects of our activities as telecommunications services. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from other telecommunications companies, could affect the prices at which we sell our services. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we cannot assure you that such future regulation will not have a material adverse effect on our business, financial condition and results of operations.

     The United Kingdom and the European Union have adopted legislation which has a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects an ISP under certain circumstances, from liability for defamatory materials stored on its servers. The European Directive on the Protection of Consumers is expected to have a direct effect on the use of the Internet for commercial transactions and will create an additional layer of consumer protection legislation with respect to e-commerce. In addition, numerous other regulatory schemes are being contemplated by governmental authorities in both the United Kingdom and the European Union. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. Such developments may have a material and adverse impact on our business, financial condition and results of operations.

     For a more detailed discussion of government regulation and related matters, please see "Government Regulations."

POSSIBLE LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET

     The law relating to the liability of online service providers, private network operators and internet service providers for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the websites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the websites we host. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. Providers of Internet products and services have been sued in the past (sometimes successfully) based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business, financial condition and results of operations may be materially and adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock (based on the number of shares
outstanding as of September 30, 1998 and assuming no exercise of outstanding options after September 30, 1998). All of these shares are freely tradeable.

     In addition, we have registered for resale 1,560,000 shares of common stock reserved for issuance under our stock option plans. As of September 30, 1998, options to purchase 915,605 shares of common stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting. These stock options generally have exercise prices significantly below the current price of our common stock. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

     We will enter into a lock-up agreement with the underwriters of this offering and our executive officers, certain directors and certain stockholders will enter into similar agreements. These agreements give us and Donaldson, Lufkin & Jenrette the ability to prevent such people from offering, selling, transferring or registering our common stock, or other securities convertible into our common stock, for a period of 120 days after the date of this prospectus. However, we and Donaldson, Lufkin & Jenrette may waive these restrictions, in whole or in part, with or without a public announcement. The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

     Under the terms of his Employment Agreement, Marc H. Bell, our President and Chief Executive Officer, is entitled to receive stock options to purchase that number of shares as equals 25% of the increase in the number of outstanding shares during each fiscal year. Consequently, Mr. Bell will receive options to
purchase                shares because of this offering at the fair market value
of the common stock on October 1, 1999. For more detailed information concerning Mr. Bell's Employment Agreement, please see "Management--Employment Agreement."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the offering price.

BROAD DISCRETION IN USE OF PROCEEDS

     Our management can spend most of the proceeds from this offering in ways with which the stockholders may not agree. For a more detailed description of our intentions concerning the proceeds of this offering, please see "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

     Provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

DILUTION

     Investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. For a more detailed discussion of such dilution, please see "Dilution."

                                USE OF PROCEEDS

     The net proceeds to Globix from the sale of the                shares of
common stock offered by Globix are estimated to be approximately    million
($   million if the underwriters' over-allotment option is exercised in full),
at an assumed public offering price of                per share and after
deducting the estimated underwriting discount and offering expenses payable by Globix.

     Globix intends to use the net proceeds from the offering to fund the completion of its network backbone, including $15.0 million to exercise its option under the Qwest IRU agreement to maintain its OC-3 fiber capacity, and for general corporate purposes. In addition, Globix may use a portion of the net proceeds to make investments in, or acquire, complementary businesses. Globix, however, currently has no agreements with respect to any such transaction. As of the date of this prospectus, Globix cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the offering. Accordingly, Globix's management will have broad discretion in the application of the net proceeds.

     Pending the uses described above, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Globix's common stock has been quoted on the Nasdaq SmallCap Market since our initial public offering on January 30, 1996. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the common stock as reported on the Nasdaq SmallCap Market for the years ended September 30, 1997 and 1998, the quarter ended December 31, 1998 and the period from January 1, 1999 through January 7, 1999.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                              HIGH       LOW
YEAR ENDED SEPTEMBER 30, 1997
     First Quarter..........................................   $10 1/4   $ 8 1/2
     Second Quarter.........................................    13 3/4     9 5/8
     Third Quarter..........................................    13 7/8     9 7/8
     Fourth Quarter.........................................    11 3/8     5 9/16
YEAR ENDED SEPTEMBER 30, 1998
     First Quarter..........................................   $ 9 3/16  $ 4
     Second Quarter.........................................    12         4 3/8
     Third Quarter..........................................    15 15/16   9 1/16
     Fourth Quarter.........................................    14 5/16    5 3/16
YEAR ENDING SEPTEMBER 30, 1999
     First Quarter..........................................   $13 15/16 $ 4
     Second Quarter (through January 7, 1999)...............    14 7/8    10 7/8

     On January 7, 1999, the reported last sale price of the common stock on the Nasdaq SmallCap Market was 14 7/8. As of November 30, 1998, there were 41 holders of record of the common stock, which does not include individual participants in security position listings.

     Globix has not paid any cash dividends on its capital stock since it terminated its Subchapter S status in July 1994. Under the terms of its $160.0 million debt financing, the Company's ability to pay dividends is contractually limited. Globix currently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends for the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Globix as of September 30, 1998 on (i) an actual basis and (ii) as adjusted to reflect the sale by the
Company of           shares of common stock offered hereby at an assumed public
offering price of $          , after deducting the estimated underwriting
discounts and commissions and offering expenses payable by the Company. The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                   AS OF
                                                            SEPTEMBER 30, 1998
                                                          -----------------------
                                                           ACTUAL     AS ADJUSTED
                                                              (IN THOUSANDS)
Cash, cash equivalents and marketable securities........  $ 76,111       $ --
                                                          ========       ====
Restricted cash and investments.........................  $ 60,480       $ --
                                                          ========       ====
Current portion of note payable.........................  $  2,398       $ --
                                                          --------       ----
Long-term debt:
  Long-term note payable, net of current portion........     1,199         --
  Long-term debt, net of unamortized discount of
     $2,108.............................................   157,892         --
                                                          --------       ----
     Total long-term debt, net of current portion.......   159,091         --
Stockholders' equity:
  Preferred stock, $.01 par value, 500,000 shares
     authorized, no shares issued and outstanding.......        --         --
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 4,140,116 shares issued and
     outstanding(1).....................................        41         --
Additional paid-in capital..............................    17,248         --
Unrealized gain on securities available for sale........     1,676         --
Accumulated deficit.....................................   (16,246)        --
                                                          --------       ----
     Total stockholders' equity.........................     2,719         --
                                                          --------       ----
       Total capitalization.............................  $164,208       $ --
                                                          ========       ====

-------------------------

(1) Excludes, as of September 30, 1998, (i) 915,605 shares of common stock issuable upon exercise of options outstanding under the Company's 1995 and 1998 Stock Option Plans at a weighted average exercise price of $6.39 per share and (ii) 735,700 shares of common stock issuable upon exercise of
    outstanding warrants at a weighted average exercise price of $    per share.
    Also excludes 320,125 shares of common stock issuable upon exercise of options granted on January 9, 1999 under the Company's 1998 Stock Option Plan at an exercise price of $15.00 per share and 127,790 additional shares of common stock reserved for issuance under the 1995 and 1998 Stock Option Plans, as of that date.

                                    DILUTION

     The net tangible book value of Globix as of September 30, 1998 was $(3.5) million, or $(0.84) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the
sale of the           shares of common stock offered by Globix hereby at an
assumed public offering price of $     per share and the application of the
estimated net proceeds, the net tangible book value of Globix as of September
30, 1998 would have been $          million, or $     per share of common stock.
This represents an immediate increase in the net tangible book value of $
per share to existing stockholders and an immediate dilution in the net tangible
book value of $     per share to new investors of common stock in this offering.
The following table illustrates this per share dilution:

Assumed public offering price per share..................  $     --
  Net tangible book value per share as of September 30,
     1998................................................  $     --
  Increase per share attributable to new investors.......  $     --
Net tangible book value per share after the offering.....  $     --
                                                           --------
Dilution per share to new investors......................  $     --
                                                           ========

The foregoing discussion excludes, as of September 30, 1998, (i) 915,605 shares of common stock issuable upon exercise of options outstanding under the Company's 1995 and 1998 Stock Option Plans at a weighted average exercise price
of $6.39 per share and           additional shares of common stock reserved for
issuance under the 1995 and 1998 Stock Option Plans, and (ii) 735,700 shares of common stock issuable upon exercise of outstanding warrants at a weighted
average exercise price of $     per share. If these options and warrants were to
be exercised in full for cash, pro forma net tangible book value per share after
the offering would be $     , the increase per share attributable to new
investors would be $     , and the dilution per share to new investors would be
$     .

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data for the years ended September 30, 1996, 1997 and 1998 are derived from financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, and included elsewhere in this prospectus. The selected financial data for the year ended December 31, 1994 and the nine months ended September 30, 1995 are derived from financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, and are not presented separately in this prospectus. The following selected financial data should be read in conjunction with the consolidated financial statements and notes to these statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                 NINE
                                                                  YEAR          MONTHS
                                                                 ENDED           ENDED          YEAR ENDED SEPTEMBER 30,
                                                              DECEMBER 31,   SEPTEMBER 30,   ------------------------------
                                                                  1994          1995(1)       1996       1997        1998
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS:
  Revenues..................................................     $6,524         $8,738       $10,374    $17,400    $ 20,595
  Costs and expenses:
    Cost of revenues........................................      5,192          7,292         8,599     13,699      13,322
    Selling, general and administrative.....................      1,373          1,213         3,187      6,036      10,696
    Depreciation and amortization...........................         59             68           219        675       1,310
    Research and development................................         --             34            57         --          --
                                                                 ------         ------       -------    -------    --------
      Total costs and expenses..............................      6,624          8,607        12,062     20,410      25,328
                                                                 ------         ------       -------    -------    --------
  Income (loss) from operations.............................       (100)           131        (1,688)    (3,010)     (4,733)
    Interest income.........................................         --             --           121         72       1,953
    Interest and financing expenses.........................        (30)           (73)          (99)      (177)     (8,376)
    Write-off of debt issuance costs........................         --             --          (257)        --          --
                                                                 ------         ------       -------    -------    --------
  Income (loss) before taxes................................       (130)            58        (1,923)    (3,115)    (11,156)
  Provision for (benefit from) taxes........................         14             19           (30)        --          --
                                                                 ------         ------       -------    -------    --------
  Net income (loss).........................................     $ (144)        $   39       $(1,893)   $(3,115)   $(11,156)
                                                                 ======         ======       =======    =======    ========
  Basic and diluted net income (loss) per share(2)..........     $(0.11)        $ 0.02       $ (0.72)   $ (1.01)   $  (3.08)
                                                                 ======         ======       =======    =======    ========
  Weighted average common shares outstanding................      1,294          1,725         2,633      3,075       3,626

OTHER FINANCIAL DATA:
  EBITDA(3).................................................     $  (41)        $  199       $(1,469)   $(2,335)   $ (3,423)
  Capital expenditures......................................        103            150         1,955      1,542      23,270


                                                                 AS OF                    AS OF SEPTEMBER 30,
                                                              DECEMBER 31,   ----------------------------------------------
                                                                  1994           1995         1996       1997        1998
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities..........     $   68         $  222       $ 2,342    $2,401..   $ 76,111
  Restricted cash and investments...........................         --             --           400    325....      60,480
  Working capital...........................................        330            180         3,468    1,981..      75,859
  Total assets..............................................      1,368          2,962         7,810    11,025..    182,266
  Long-term debt and notes payable..........................         50            123            39    1,258..     161,489
  Stockholders' equity......................................        227            299         6,090    5,014..       2,719

-------------------------
(1) The Company changed its fiscal year end from December 31 to September 30 in 1995. Consequently, the 1995 fiscal year consisted of nine months.

(2) Presented in accordance with the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings per share" and represents both basic and diluted income (loss) per share amounts. See Note 1 of "Notes to Consolidated Financial Statements."

(3) EBITDA is earnings from operations before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, should not be considered as a substitute for net income or net loss as an indicator of the Company's operating performance or cash flow as a measure of liquidity, and should be examined in conjunction with the consolidated financial statements and notes thereto of the Company included elsewhere in this prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read together with the consolidated financial statements and notes to such statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements based on the Company's current expectations, assumptions, estimates and projections about the Company and its industry. The Company's results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus. Globix does not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

OVERVIEW

     Globix was founded in 1989 as a value-added reseller, or VAR, primarily focused on providing custom computer hardware and software solutions for desktop publishing. By 1995, Globix recognized the growing demand by businesses for electronic information delivery and began to re-shape its corporate strategy to focus on offering Internet products and services. In early 1996, the Company raised net proceeds of approximately $7.4 million through a public offering of its common stock and subsequently, began to offer Internet access products and services to business customers. By the end of 1996, the Company had grown its Internet customer base to over 80 business accounts. In 1997, Globix expanded its product and service offerings beyond Internet access and began to offer a range of end-to-end Internet solutions designed to enable its customers to more effectively capitalize on the Internet as a business tool. These solutions include web hosting, co-location, systems administration and web site management, and value-added Internet services such as e-commerce, streaming media, network security and web development. As of November 30, 1998, Globix's customer base for Internet products and services had grown to over 800 large and medium size business customer accounts.

     In 1998, the Company undertook a major expansion plan in order to more aggressively pursue web hosting and co-location customers and other related opportunities. In April 1998, the Company completed a $160.0 million debt financing to fund the expansion of its physical facilities and the acquisition and build-out of its network backbone. The Company is currently constructing new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. The new SuperPOPs will increase the Company's total Internet Data Center capacity to approximately 63,000 square feet. These facilities are expected to be operational by June 30, 1999. In October 1998, the Company entered into an IRU agreement with Qwest which gives the Company exclusive rights to use portions of Qwest's global network for a 20 year period. The Company will initially have the right to use 6,500 route miles of OC-3 fiber capacity (upgradable to OC-48) coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. The completion of the Company's network backbone, which includes the Qwest bandwidth, is expected to significantly increase the Company's network capacity and enable the Company to offer a wider variety of higher-speed Internet and Internet-related products and services to a larger customer base. The Company is also establishing POPs in Washington DC, Chicago and Los Angeles as part of a planned program of establishing POPs in other major business centers in the United States and Europe.

     Commencing with 1996, Globix began segment reporting of its results of operations into two divisions: (i) the "Internet Division" and (ii) the "Server Sales and Integration

Division." The Internet Division provides dedicated Internet access, web hosting, co-location, value-added solutions (such as e-commerce, streaming media, network security and web development), and instructor-led corporate training. The Server Sales and Integration Division provides Internet-related hardware and software sales and systems and network integration. Over the last three years, revenues from the Internet Division have grown significantly as a percentage of total revenue from 6.2% to 31.3%. Globix expects that the Internet Division revenues will continue to grow as a percentage of total revenues.

     The Company continues to derive a majority of its total revenues from sales of third-party hardware and software, including workstation web and database servers, network equipment, and server and application software. Globix intends to continue to offer higher-margin workstation, server and software components as a complement to its Internet solutions. The Company maintains a limited inventory of hardware and software and typically purchases such products from third-party vendors only after receipt of a customer order. The second largest component of Globix's total revenues is derived from providing dedicated Internet access services to business customers. The Company's Internet access customers typically sign one or two-year contracts that provide for fixed, monthly-recurring service fees and a one time installation fee. The Company also derives revenues from web hosting and co-location services based upon its customers' bandwidth requirements, including charges for fixed amounts of bandwidth availability and incremental fees for additional bandwidth use. In addition to fees based on bandwidth, the Company charges its co-location customers monthly fees for the use of its physical facilities. The Company's web hosting and co-location contracts typically range from one to two years. Value-added Internet solutions are charged on a fixed price or time and materials basis. Corporate training services are charged based on the length and size of the class and the complexity of the content and class materials required.

     Cost of revenues for the Server Sales and Integration Division consist primarily of acquisition costs of third-party hardware and software. Cost of revenues for the Internet Division consist primarily of telecommunications costs for Internet access, web hosting and co-location customers and direct labor costs for web-site development, value-added solutions and corporate training. Telecommunications costs include the cost of providing local telephone lines into the Company's SuperPOP, costs related to the use of third-party networks, and costs associated with leased lines. The Company anticipates that, in the near term, its data transmission costs will substantially increase because of higher network operating and maintenance and depreciation charges associated with the expansion of the Company's network backbone and the acquisition of the right to use the Qwest bandwidth. As utilization of the network backbone increases in future years, the Company expects to realize a substantial reduction in per unit data transmission costs due to the network's scaleability and fixed cost structure. Cost of revenues for web development and value-added solutions consist of labor and overhead costs for the personnel performing the services, including the cost of project management, quality control and project review. Cost of revenues for corporate training consist of labor and overhead costs for the training courses, including in-house and contract instructors and the cost to develop and produce course materials.

     Selling, general and administrative expenses consist primarily of sales and marketing personnel and related occupancy costs; advertising costs; salaries and occupancy costs for executives, financial and administrative personnel; and personnel and related operating expenses associated with network operations, customer care and field services. The Company has recently hired a number of members of its senior management. The

Company is in the process of hiring a significant number of additional personnel to staff its three new SuperPOP facilities and to expand its sales and marketing, network operations, customer care and field services personnel. Accordingly, the Company expects selling, general and administrative expenses to continue to significantly increase for the foreseeable future.

     Depreciation and amortization expenses are expected to increase significantly beginning in fiscal 1999. The Company depreciates its capital assets on a straight line basis over the useful life of the assets, ranging from 5 to 40 years. In addition, the Company is amortizing debt issuance costs of $6.6 million relating to its $160.0 million debt financing over seven years. The Company has not recognized any depreciation expense for the year ended September 30, 1998 for its new SuperPOPs in New York, London and the San Francisco Bay area. The facilities are currently under construction and the Company will begin recognizing depreciation expense for them upon completion, which is expected by June 30, 1999.

     The Company historically has experienced negative cash flow from operations and has incurred net losses. The Company's ability to generate positive cash flow from operations and achieve profitability is dependent upon the Company's ability to continue to grow its revenue base and achieve further operating efficiencies. For the years ended September 30, 1996, 1997 and 1998, the Company generated operating cash flows of approximately $(1.9) million, $(2.5) million and $115,000, respectively, and incurred net losses of approximately $1.9 million, $3.1 million and $11.2 million, respectively. The Company expects to experience negative cash flow from operations and to incur net losses as a result of its significant investment in the expansion of its physical facilities, the establishment of its network backbone, the hiring of additional personnel and the interest expense in connection with the $160.0 million debt financing. The Company believes that its new SuperPOPs and network backbone infrastructure will enable it to achieve further economies of scale as it continues to expand its customer base. However, there can be no assurance that the Company will be able to realize sufficient future revenues to offset its present investment in its physical facilities, network backbone and the hiring of additional personnel, or that it will be able to achieve or sustain revenue growth, positive cash flow or profitability in the future. As of September 30, 1998, the Company had generated an accumulated deficit of approximately $16.2 million.

SEGMENT INFORMATION

     The Company's activities fall within two reporting segments: the Internet Division and the Server Sales and Integration Division. The following table sets forth segment information for the years ended September 30, 1996, 1997 and 1998:

                                                 YEAR ENDED SEPTEMBER 30,
                                              ------------------------------
                                               1996       1997        1998
                                                      (IN THOUSANDS)
Revenues:
  Internet..................................  $   641    $ 2,414    $  6,448
  Server sales and integration..............    9,733     14,986      14,147
                                              -------    -------    --------
     Consolidated...........................  $10,374    $17,400    $ 20,595
                                              =======    =======    ========
Operating income (loss):
  Internet..................................  $  (360)   $   (84)   $  1,146
  Server sales and integration..............     (268)      (379)        721
                                              -------    -------    --------
     Consolidated(1)........................  $(1,688)   $(3,010)   $ (4,733)
                                              =======    =======    ========
Identifiable assets:
  Internet..................................  $ 1,132    $ 2,105    $  7,808
  Server sales and integration..............    3,443      5,782       3,732
                                              -------    -------    --------
     Consolidated(2)........................  $ 7,810    $11,025    $182,266
                                              =======    =======    ========

RESULTS OF OPERATIONS

     The following table sets for certain consolidated statement of operations data for the years ended September 30, 1996, 1997 and 1998 as a percentage of total revenues. This information should be read in conjunction with the consolidated financial statements and notes thereto found elsewhere in this prospectus.

                                                    YEAR ENDED SEPTEMBER 30,
                                              ------------------------------------
                                               1996           1997          1998
                                              (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Internet..................................     6.2%          13.9%         31.3%
  Server sales and integration..............    93.8           86.1          68.7
                                               -----          -----         -----
     Total revenues.........................   100.0          100.0         100.0
                                               -----          -----         -----
Cost and expenses:
  Cost of revenues..........................    82.9           78.7          64.7
  Selling, general and administrative.......    30.7           34.7          51.9
  Depreciation and amortization.............     2.1            3.9           6.4
  Research and development..................     0.6             --            --
                                               -----          -----         -----
     Total costs and expenses...............   116.3          117.3         123.0
Loss from operations........................   (16.3)         (17.3)        (23.0)
Interest and financing (expenses) income,
  net.......................................     0.2           (0.6)        (31.2)
Write-off of debt issuance costs............    (2.5)            --            --
                                               -----          -----         -----
Loss before taxes...........................   (18.6)         (17.9)        (54.2)
Income tax benefit..........................     0.3             --            --
                                               -----          -----         -----
Net loss....................................   (18.3)%        (17.9)%       (54.2)%
                                               =====          =====         =====

-------------------------
(1) Includes unallocated corporate overhead of $1,060, $2,547 and $6,600, respectively, for the years ended September 30, 1996, 1997 and 1998. Such amounts include executive salaries of $389, $616 and $824, respectively, for the years ended September 30, 1996, 1997 and 1998, as well as rent, payroll charges for administrative staff and professional fees.

(2) Includes corporate assets not allocable to a particular segment of $3,235, $3,138, and $170,726 for the years ended September 30, 1996, 1997 and 1998, respectively.

YEAR ENDED SEPTEMBER 30, 1998 AS COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1997

     Revenues. Total revenues for the year ended September 30, 1998 increased 18.4% to $20.6 million from $17.4 million for the year ended September 30, 1997. Revenues from the Server Sales and Integration Division for the year ended September 30, 1998 decreased 5.6% to $14.1 million from $15.0 million for the year ended September 30, 1997. This decrease was primarily attributable to lower unit sales partially offset by a planned shift in product mix toward higher priced and higher margin products. Revenues from the Internet Division increased 167.1% to $6.4 million for the year ended September 30, 1998 from $2.4 million for the year ended September 30, 1997. This increase was primarily attributable to an increase in the number of customers to which the Company provided Internet connectivity. The increase in percentage of Internet Division revenues as a percentage of total revenues reflected the Company's shift in product mix toward Internet related sales.

     Cost of Revenues. Cost of revenues for the year ended September 30, 1998 was $13.3 million or 64.7% of total revenues as compared to $13.7 million or 78.7% of total revenues for the year ended September 30, 1997. The decrease in cost of revenues in absolute dollars and as a percentage of total revenues was primarily a result of an increase in higher margin Internet revenues as a percentage of total revenues.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 1998 were $10.7 million or 51.9% of total revenues as compared to $6.0 million or 34.7% of total revenues for the year ended September 30, 1997. This increase in absolute dollars and as a percentage of total revenues was primarily attributable to an increase in sales and marketing, engineering, training and administration personnel necessitated by the growth in Internet-related operations. The number of employees increased from 90 as of September 30, 1997 to approximately 170 as of September 30, 1998. The Company increased expenditures in advertising from $325,000 for the year ended September 30, 1997 to $1.3 million for the year ended September 30, 1998.

     Interest and Financing Expense and Interest Income. The increase in interest expense is a result of the $160.0 million debt financing completed in April 1998. The increase in interest income reflects the increased cash position derived from the net proceeds of the debt financing. The Company is amortizing debt issuance costs of $6.6 million relating to the $160.0 million debt financing over seven years.

     Depreciation and Amortization. Depreciation and amortization increased to $1.3 million for the year ended September 30, 1998 as compared to $675,000 for the year ended September 30, 1997. The increase was primarily related to equipment purchased for use in the Internet Division during the year ended September 30, 1998.

     Net Loss and Loss per Share. As a result of the above, the Company reported a net loss of $11.2 million or $3.08 per share for fiscal 1998 as compared to a net loss of $3.1 million or $1.01 per share for the year ended September 30, 1997.

YEAR ENDED SEPTEMBER 30, 1997 AS COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1996

     Revenues. Total revenues for the year ended September 30, 1997 increased 67.7% to $17.4 million from $10.4 million for the year ended September 30, 1996. Revenues from the Server Sales and Integration Division increased 54.0% to $15.0 million from $9.7 million for the year ended September 30, 1996. Revenues from the Internet Division increased 276.3% to $2.4 million for the year ended September 30, 1997 from $641,000 for the year ended September 30, 1996. The increase in revenues reflects the growth in both the Server Sales and Integration Division and the Internet Division.

     Cost of Revenues. Cost of revenues for the year ended September 30, 1997 was $13.7 million or 78.7% of total revenues as compared to $8.6 million or 82.9% of total revenues for the year ended September 30, 1996. The decrease in cost of revenues as a percentage of total revenues was primarily due to the increase in higher margin revenue from the Internet Division. In addition, revenue from the sales of higher-end workstations, web and database servers and software contributed to higher gross profit margins.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 1997 were $6.0 million or 34.7% of total revenues as compared to $3.2 million or 30.7% of total revenues for the year ended September 30, 1996. This increase in absolute dollars and as a percentage of total revenues was primarily the result of increases in the sales, marketing, technical and administrative personnel associated with the growth in revenues during the year.

     Net Loss and Loss per Share. As a result of the above, the Company reported a net loss of $3.1 million or $1.01 per share for the year ended September 30, 1997 compared to a net loss of $1.9 million or $0.72 per share for the year ended September 30, 1996. During the fourth quarter of fiscal year 1997, the Company established an additional reserve of $360,000 for Returned Merchandise Allowances to properly reflect the value of its receivables from vendors of hardware and software to the Company. The Company considers this event to be non-recurring.

QUARTERLY RESULTS OF OPERATION

     The following table sets forth quarterly consolidated statement of operations data for the years ended September 30, 1997 and 1998. The quarterly consolidated statement of operations data is derived from the Company's unaudited financial statements, which in management's opinion has been prepared on substantially the same basis as the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The Company's quarterly results of operations are not necessarily indicative of the Company's results of operations for any future period.

                                                                  QUARTER ENDED
                                               ---------------------------------------------------
                                               DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                   1996         1997        1997         1997
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet...................................     $  354       $  723      $  768       $   569
  Server sales and integration...............      3,342        4,506       4,175         2,963
                                                  ------       ------      ------       -------
        Total revenues.......................      3,696        5,229       4,943         3,532
                                                  ------       ------      ------       -------
Cost of revenues:
  Internet...................................        235          351         209           509
  Server sales and integration...............      2,555        3,751       3,515         2,575
                                                  ------       ------      ------       -------
        Total cost of revenues...............      2,790        4,102       3,724         3,084
                                                  ------       ------      ------       -------
  Gross profit...............................        906        1,127       1,219           448
  Selling, general and administrative........      1,445        1,392       1,461         1,738
  Depreciation and amortization..............        156          139         161           217
                                                  ------       ------      ------       -------
        Total operating expenses.............      1,601        1,531       1,622         1,955
                                                  ------       ------      ------       -------
Loss from operations.........................       (695)        (404)       (403)       (1,507)
  Interest and financing income (expense),
    net......................................         14           11         (54)          (77)
                                                  ------       ------      ------       -------
Net loss.....................................     $ (681)      $ (393)     $ (457)      $(1,584)
                                                  ======       ======      ======       =======
Basic and diluted net loss per share.........     $(0.22)      $(0.13)     $(0.15)      $ (0.51)
                                                  ======       ======      ======       =======
Weighted average common shares outstanding...      3,084        3,043       3,046         3,075

                                                                  QUARTER ENDED
                                               ---------------------------------------------------
                                               DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                   1997         1998        1998         1998
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED QUARTERLY STATEMENT OF OPERATION
Revenues:
  Internet...................................     $1,328       $1,441     $ 1,637       $ 2,042
  Server sales and integration...............      3,412        2,911       4,059         3,765
                                                  ------       ------     -------       -------
        Total revenues.......................      4,740        4,352       5,696         5,807
                                                  ------       ------     -------       -------
Cost of revenues:
  Internet...................................        335          401         399           397
  Server sales and integration...............      2,779        2,343       3,401         3,267
                                                  ------       ------     -------       -------
        Total cost of revenues...............      3,114        2,744       3,800         3,664
                                                  ------       ------     -------       -------
  Gross profit...............................      1,626        1,608       1,896         2,143
  Selling, general and administrative........      1,609        1,870       3,010         4,207
  Depreciation and amortization..............        242          264         396           408
                                                  ------       ------     -------       -------
        Total operating expenses.............      1,851        2,134       3,406         4,615
                                                  ------       ------     -------       -------
Loss from operations.........................       (225)        (526)     (1,510)       (2,472)
  Interest and financing income (expense),
    net......................................        (56)         (62)     (2,560)       (3,745)
                                                  ------       ------     -------       -------
Net loss.....................................     $ (281)      $ (588)    $(4,070)      $(6,217)
                                                  ======       ======     =======       =======
Basic and diluted net loss per share.........     $(0.08)      $(0.17)    $ (1.16)      $ (1.52)
                                                  ======       ======     =======       =======
Weighted average common shares outstanding...      3,448        3,448       3,510         4,091

                                                                         QUARTER ENDED
                                               ------------------------------------------------------------------
                                               DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                   1996         1997        1997         1997            1997
                                                              (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS DATA:
Revenues:
  Internet...................................        9.6%        13.8%       15.5%         16.1%          28.0%
  Server sales and integration...............       90.4         86.2        84.5          83.9           72.0
                                                  ------       ------      ------       -------         ------
        Total revenues.......................      100.0        100.0       100.0         100.0          100.0
                                                  ------       ------      ------       -------         ------
Cost of revenues:
  Internet(1)................................       66.4         48.5        27.2          89.5           25.2
  Server sales and integration(2)............       76.5         83.2        84.2          86.9           81.4
                                                  ------       ------      ------       -------         ------
        Total cost of revenues...............       75.5         78.4        75.3          87.3           65.7
                                                  ------       ------      ------       -------         ------
  Gross profit...............................       24.5         21.6        24.7          12.7           34.3
  Selling, general and administrative........       39.1         26.6        29.6          49.2           33.9
  Depreciation and amortization..............        4.2          2.7         3.3           6.1            5.1
                                                  ------       ------      ------       -------         ------
        Total operating expenses.............       43.3         29.3        32.9          55.3           39.0
                                                  ------       ------      ------       -------         ------
Loss from operations.........................      (18.8)        (7.7)       (8.2)        (42.6)          (4.7)
  Interest and financing income (expense),
    net......................................        0.4          0.2        (1.1)         (2.2)          (1.2)
                                                  ------       ------      ------       -------         ------
  Net loss...................................      (18.4)%       (7.5)%      (9.3)%       (44.8)%         (5.9)%
                                                  ======       ======      ======       =======         ======

                                                          QUARTER ENDED
                                               ------------------------------------
                                               MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                 1998        1998         1998
                                               (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED QUARTERLY STATEMENT OF OPERATION
Revenues:
  Internet...................................     33.1%       28.7%         35.2%
  Server sales and integration...............     66.9        71.3          64.8
                                                ------     -------       -------
        Total revenues.......................    100.0       100.0         100.0
                                                ------     -------       -------
Cost of revenues:
  Internet(1)................................     27.8        24.4          19.4
  Server sales and integration(2)............     80.5        83.8          86.7
                                                ------     -------       -------
        Total cost of revenues...............     63.1        66.7          63.1
                                                ------     -------       -------
  Gross profit...............................     36.9        33.3          36.9
  Selling, general and administrative........     43.0        52.8          72.4
  Depreciation and amortization..............      6.0         7.0           7.0
                                                ------     -------       -------
        Total operating expenses.............     49.0        59.8          79.4
                                                ------     -------       -------
Loss from operations.........................    (12.1)      (26.5)        (42.5)
  Interest and financing income (expense),
    net......................................     (1.4)      (44.9)        (64.5)
                                                ------     -------       -------
  Net loss...................................    (13.5)%     (71.4)%      (107.0)%
                                                ======     =======       =======

-------------------------

(1) As a percentage of total Internet Division revenue

(2) As a percentage of total Server Sales and Integration Division revenue

     The Company's quarterly operating results may vary significantly depending upon factors such as customer demand for the Company's solutions; seasonal fluctuations in revenue, principally during the summer and year-end holidays; significant sales of Internet-related hardware and software in any particular quarter; the ability to attract, retain and motivate qualified personnel; changes in the growth rate of Internet usage; the mix of revenues from the Company's two segments; the mix of revenues from the Company's various Internet solutions; the timing of the expansion of the Company's operations; changes in the Company's pricing policies or those of the Company's competitors; the introduction of new solutions by Globix or its competitors; the mix of domestic and international sales once the Company's London SuperPOP becomes operational; costs related to acquisitions of technology or businesses; and general economic and market conditions.

     As indicated in the quarterly data, the Internet Division revenues decreased during the quarter ended September 30, 1997, while costs of revenues increased substantially during that period. The decrease in revenues was primarily a result of a shortage of funds to support the Company's operations and the reclassification of certain revenues between the two divisions. The increase in cost of revenues during this period was primarily a result of Internet Division expenditures which were committed in prior periods and higher costs associated with inefficiencies caused by inadequate financing. The Internet Division subsequently experienced a substantial increase in revenues and a decrease in cost of revenues for the quarter ending December 31, 1997. The Company believes that its recent revenue growth has been limited by the shortage of space at its current Internet Data Center facility. To address this shortage, the Company is currently building three new SuperPOPs.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has satisfied its cash requirements through a combination of public and private sales of equity, borrowings from institutional and private lenders, and cash flow from operations. In January 1996, the Company completed an initial public offering of 1,279,642 shares of its common stock and 661,250 redeemable common stock purchase warrants (the IPO Warrants) to purchase an additional 661,250 shares of common stock. The net proceeds of the public offering were approximately $7.4 million. In September 1997, the Company completed a private placement of 400,000 shares of common stock with net proceeds to the Company of $2.0 million. On April 30, 1998, Globix issued 160,000 Units for aggregate gross proceeds of $160.0 million. Each Unit included a note in the principal amount of $1,000 and one warrant entitling the holder thereof to purchase 3.52 shares of common stock at an exercise price of $14.03 per share. The maturity date of the notes is May 1, 2005. Interest on the notes accrues at the rate of 13.0% per annum and is payable semi-annually on May 1 and November 1 of each year. Upon issuance of the notes, Globix deposited with an escrow agent an amount of cash and U.S. government securities (approximately $57.0 million), that, together with the proceeds from the investment thereof, were estimated to be sufficient to pay when due the first six interest payments on the notes, with any balance to be returned to Globix. The notes are collateralized by a first priority security interest in such escrow account. In July 1998, the Company called the outstanding IPO Warrants for redemption. Substantially all of the IPO Warrants were exercised and the net proceeds to the Company were approximately $4.3 million.

     Cash, cash equivalents and marketable securities increased from $2.4 million as of September 30, 1997 to $76.1 million as of September 30, 1998. This increase of approximately $73.7 million was primarily the result of the proceeds of the debt financing, offset by the $60.5 million of restricted cash and investments (which consists of approximately $57.0 million held in escrow plus interest), $15.3 million paid for the land and building which will house the new New York SuperPOP facility and $8.0 million for the purchase of other equipment necessary to expand Internet operations.

     At September 30, 1998, the Company had working capital of approximately $75.9 million, as compared to working capital of approximately $2.0 million at September 30, 1997. Working capital increased primarily because of the $160.0 million debt financing partially offset by the net loss of $11.2 million (including $1.3 million of non-cash depreciation and amortization expense). Working capital was reduced by $50.2 million held as the long-term portion of restricted cash and investments to fund interest payments on the notes. In addition working capital was reduced by $17.0 million relating to the acquisition by the Company of the land and building which will house the New York SuperPOP facility. At September 30, 1998, the Company also carried a long-term liability of $2.6 million in connection with such acquisition.

     The Company maintains a $1.0 million credit line from Cisco Systems Capital Corporation (CSC) to lease products and associated peripherals from CSC. The terms of this line, which was entered into in December 1997, provided for 180 days of borrowing and a maximum borrowing limit of $1.0 million. However, CSC has informally permitted the Company to continue to borrow under this line and to exceed the stated $1.0 million limit. Amounts borrowed under the line are to be repaid over a 36 month period with the Company having the option of purchasing the equipment for $1.00 at the end of the lease term. As of September 30, 1998, approximately $945,000 was outstanding under this credit line.

     The Company refinanced certain of its furniture and computer equipment in April 1997 in the amount of approximately $874,000 from Finova Capital Corporation. Such loan is for a term of three years, bears interest at 12.2% per annum and is self-liquidating over its term. As of September 30, 1998, approximately $524,000 was outstanding under this loan.

     The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system accounted for as capital leases. The terms on these leases vary from 36 to 60 month terms.

     As of September 30, 1998, the Company had spent approximately $2.5 million to construct and equip its three new SuperPOP facilities. The Company estimates that it will spend an additional $47.5 million to complete the SuperPOPs and $16.0 million to complete its network backbone. In addition, the Company has an option from Qwest to maintain the capacity of its domestic network backbone at OC-3 bandwidth levels for the balance of the 20 year term of its agreement for an additional payment of $15.0 million. The Company can exercise this option at any time prior to December 31, 1999. If the Company were to choose not to exercise this option, its domestic network backbone would be reduced to DS-3 capacity. The Company plans to use a portion of the proceeds of this offering to exercise this option. The Company expects its new SuperPOP facilities and network backbone to become operational by June 30, 1999.

     In the opinion of management, the Company will be able to finance its business as currently conducted and as currently planned from its current working capital and the net proceeds of this offering at least through fiscal 2000.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. Globix has made a preliminary assessment of the Year 2000 readiness of its information technology (IT) systems, including the hardware and software that enable the Company to provide and deliver its solutions, and its non-IT systems. Globix's plan consists of (i) quality assurance testing of its internally developed proprietary software and systems;
(ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Globix's solutions to its customers; (iii) contacting vendors of material non-IT systems; (iv) assessment of repair or replacement requirements; (v) repair or replacement; (vi) implementation; and (vii) creation of contingency plans in the event of Year 2000 failures. Globix plans to perform a Year 2000 simulation on its software during the second quarter of fiscal 1999 to test system readiness. Based on the results of its Year 2000 simulation test, the Company intends to revise the code of its software and systems as necessary to improve the Year 2000 compliance of its software. Globix has been informed by its vendors of material hardware and software components of its IT systems that the products used by Globix are currently Year 2000 compliant. The Company is currently assessing the materiality of its non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, Globix will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced. The Company plans to complete its Year 2000 evaluation during the first half of 1999.

     Costs. To date, Globix has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, the Company does not possess the information necessary to estimate the potential costs of revisions to its software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although the Company does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on Globix's business, financial condition and results of operations.

     Risks. Globix is not currently aware of any Year 2000 compliance problems relating to its IT or non-IT systems that would have a material adverse effect on Globix's business, results of operations and financial condition. There is no assurance that the Company will not discover Year 2000 compliance problems in its software and systems that will require substantial revisions. In addition, there is no assurance that third party software, hardware or services incorporated into Globix's material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of Globix to fix or replace its software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on Globix's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside Globix's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of the Company, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Globix from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the web sites of its customers. Any of these occurrences could have a material adverse effect on Globix's business, financial condition and results of operations.

     Contingency Plan. As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Globix's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

INTRODUCTION OF THE EURO

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. Until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries.

     Globix's initial international expansion will be in the United Kingdom, which has not adopted the Euro. The Company will evaluate the impact the implementation of the Euro will have on its business operations and no assurances can be given that the implementation of the Euro will not have material adverse affect on the Company's business, financial condition and results of operations. However, the Company does not expect the Euro to have a material effect on its competitive position. In addition, the Company cannot accurately predict the impact the Euro will have on currency exchange rates or the Company's currency exchange risk.

                                    BUSINESS

OVERVIEW

     Globix is a leading provider of Internet connectivity and sophisticated Internet-based solutions to large and medium size businesses. Globix provides its customers with a comprehensive range of high performance, flexible and scalable products and services, designed to enable them to take full advantage of the Internet in order to more effectively carry out their evolving business strategies. Components of Globix's "end-to-end" solutions include:

     - dedicated Internet access

     - Internet Data Center facilities for web hosting and co-location

     - Internet-related hardware and software sales and systems and network integration

     - systems administration and web site management

     - value-added solutions such as e-commerce, streaming media, network security and web development

     - instructor-led corporate training

In December 1995, Globix began offering Internet access from its facility in New York City, where most of its customers have substantial operations. Globix is currently building new state-of-the-art facilities in New York City, London and the San Francisco Bay area to expand into those major business centers and to better serve the needs of its existing multiregional and multinational customers. Globix markets and supports its products and services through locally-based direct sales, system and network engineering, application design and customer care professionals. Due to its strong local presence, Globix is better able to evaluate the needs of its customers and quickly respond with tailored solutions. Globix also provides its customers conveniently located facilities and the systems management expertise to cost-effectively outsource all or part of their Internet or IT functions. Globix believes that its ability to offer a broad range of end-to-end Internet solutions, combined with its local sales and support professionals and high performance Internet Data Center facilities, differentiates the Company from its competitors.

     Globix offers Internet access from its initial SuperPOP facility in New York City. Globix is in the process of building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. Each new SuperPOP will feature:

     - a high performance Internet Data Center with multiple, redundant, high-capacity fiber feeds, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and fault tolerant environmental controls

     - a Network Operations Center, which provides 24 X 7 monitoring

     - on-site customer care, sales and marketing, systems administration and administrative operations

The new SuperPOP facilities will significantly increase Globix's ability to provide web hosting and co-location services by increasing its total Internet Data Center capacity from approximately 2,000 square feet to approximately 63,000 square feet. All three new SuperPOP facilities are expected to be completed and operational by June 30, 1999.

     The Company is also currently establishing a fully redundant, dedicated, high-speed, network backbone which will serve many of the major business centers in the United States, as well as London, England. Globix's network backbone will significantly increase data transmission capacity, improve reliability and reduce unit data transmission costs. The Company has taken the following steps to implement this project:

     - In October 1998, Globix entered into an IRU agreement with Qwest Communications giving it the exclusive right to use portions of Qwest's global fiber network for a 20 year period. We will initially have the right to use 6,500 route miles of OC-3 capacity fiber (upgradable to OC-48) coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. We intend to use $15.0 million of the proceeds of this offering to maintain our OC-3 capacity.

     - Globix is in the process of establishing both public and private peering, or interconnection, relationships with major backbone providers. Public peering takes place at a physical location, usually a Network Access Point (NAP) designed for the exchange of Internet traffic between private backbone providers. Private peering is an agreement between two Internet Service Providers (ISPs) to pass traffic between one another at private connection points along each other's network backbone, allowing traffic to pass from one network to another without having tor traverse the public Internet and public peering points.

     - Globix is establishing Points of Presence, or POPs, in Washington, D.C., Chicago and Los Angeles, as part of a planned program of establishing POPs in other major business centers in the United States and Europe

     In April 1998, Globix completed a $160.0 million debt financing to fund the build-out of its new SuperPOP facilities and network backbone.

     As of November 30, 1998, Globix had over 800 business customer accounts for Internet products and services. Globix's customers are in a variety of data-intensive industries such as advertising, financial services, media, publishing and retail. Internet customers include Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, General Media International (Penthouse), Microsoft, National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties.

INDUSTRY OVERVIEW

     The Internet has experienced rapid growth in the 1990's and has emerged as a global medium for communications and commerce. Internet access and value-added Internet services represent two of the fastest growing segments of the telecommunications services market. The Internet's growth is driven by a number of factors, including the large and increasing number of personal computers in the office and in the home linked to the Internet, advances in network designs, increased availability of Internet-based software and applications, the emergence of useful content and e-commerce technologies, and convenient, fast and inexpensive Internet access. According to International Data Corporation, or IDC, the total number of Internet users worldwide reached 69 million in 1997 and is forecast to increase to approximately 320 million by 2002. According to IDC, total ISP revenues, including both corporate and residential access, in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000.

     Businesses initially established corporate Internet sites as a means to improve internal and external corporate communications. Today, businesses are increasingly utilizing the Internet for mission-critical applications, such as sales and marketing, customer service and project coordination. The Internet presents a compelling profit opportunity for businesses as

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

it enables them to reduce operating costs, access valuable information and reach new markets. To leverage the Internet, businesses must adopt one or both of the fundamental Internet service platforms--Internet access and web site presence. Internet access provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information, and connect with employees, customers and suppliers. IDC predicts that U.S. corporate Internet access revenues will grow over 50% annually from approximately $2.0 billion in 1997 to approximately $6.7 billion in 2000. A web site provides a company with a tangible identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service. According to IDC, value-added Internet services, such as web hosting and security, will grow approximately 172% annually from $351.7 million in 1997 to approximately $7.0 billion in 2000. In particular, U.S. web hosting revenues are expected to grow approximately 145% annually from $246.7 million in 1997 to $3.6 billion in 2000. IDC also predicts Europe will experience similar strong growth with corporate Internet access revenue increasing 49% annually from $1.0 billion in 1997 to approximately $3.4 billion in 2000 and revenue from value-added services increasing 79% annually from $95.0 million in 1997 to approximately $547.0 million in 2000.

     In order to ensure the quality, reliability and availability of these Internet operations, corporate information technology, or IT, departments make substantial investments in developing Internet expertise and infrastructure. These IT groups are challenged by the need to implement their organization's Internet business strategy, adopt new and rapidly changing technologies and continuously update content. The implementation, establishment and maintenance of these solutions require significant technical expertise in a number of areas, such as e-commerce systems, security and privacy technologies, application and database programming, mainframe and legacy integration technologies and advanced user interface and multimedia production. As a result, corporate IT departments are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation and reduce Internet operating expenses.

     The rapidly growing need for Internet access and solutions has resulted in a highly fragmented industry with the proliferation of over 6,400 ISPs operating worldwide with approximately 4,000 ISPs operating within the United States. These ISPs primarily consist of large national or global ISPs and smaller local or regional ISPs. The large national or global ISPs are generally more focused on Internet access products and rely on indirect sales, telemarketing and remote network operation centers to serve their customers. In addition, such large national and global ISPs typically do not offer a full range of value-added services. Smaller local or regional ISPs typically focus on serving their local market and lack the resources to provide and support a full range of Internet products and services. Accordingly, the Company believes that the needs of large and medium size businesses for comprehensive Internet solutions are underserved by both large national or global ISPs and smaller local or regional ISPs.

THE GLOBIX SOLUTION

     Globix provides its customers with a comprehensive range of high performance, flexible and scalable products and services, including dedicated Internet access, web hosting and co-location, Internet-related hardware and software, systems and network integration, systems administration and web site management, value-added solutions such as e-commerce, streaming media, network security and web development, and instructor-led corporate training. Many of the Company's customers do not have the network infrastructure or Internet expertise to build, maintain and support mission-critical Internet

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

solutions. The Company's comprehensive range of products and services enable its customers to more cost-effectively address their needs without having to assemble products and services from different VARs, ISPs and IT service providers, thereby significantly increasing the customer's ability to take full advantage of the Internet on a timely basis. Key advantages of the Globix solution are as follows:

     Strategically Located Near Customers. Globix's close proximity to its customers, combined with its broad range of services under one roof, makes it convenient for customers to meet with sales consultants, maintain co-located equipment, interface with technicians, engineers, designers and customer care representatives and attend instructor-led training classes. The Company's new SuperPOPs in New York City, London and the San Francisco Bay area will also be strategically located near its targeted customer base. The Company believes that maintaining a strategic local presence near its customers provides it with a competitive advantage over many large ISPs which target and support their customers from remote centralized telecenters and network operations centers. Globix also believes it will have a significant competitive advantage in the London market by being one of the first full-service Internet solutions providers to operate its own high-performance Internet Data Center in that market.

     High Performance; Reliable Infrastructure. Globix's infrastructure is designed to provide the performance that its customers require for mission-critical operations. Globix's current network and facilities feature fault tolerant direct links to the Internet and high-speed network architecture. Globix provides high-speed, low packet-loss service by maintaining bandwidth which significantly exceeds the typical requirements of its entire customer base. Globix's network engineers continually monitor customer equipment and network traffic flow and congestion points to consistently deliver low-latency and peak network performance. The Company believes that its monitoring systems, combined with its trained 24 X 7 support staff, provide customers with a highly effective means of monitoring, responding to and resolving problems. The Company's three new SuperPOP facilities will feature a high performance Internet Data Center with multiple, redundant, high-capacity fiber feeds, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and fault tolerant environmental controls. The Company is also establishing a fully redundant, dedicated, high-speed network backbone which will significantly increase network capacity, improve reliability and reduce unit data transmission costs.

     Scaleability and Flexibility. The Company's solutions are designed to be flexible and scaleable, ensuring customers a consistently high level of performance as their Internet operations expand. The Company monitors its customers' bandwidth usage and can quickly increase the amount of bandwidth, power, hosting space or managed services that a customer receives, as well as facilitate the acquisition of additional hardware. The Company charges its customers based on the amount of facility space and bandwidth it provides, offering customers a flexible and cost-effective method to increase their Internet operations.

     Innovative and Sophisticated Products and Services. Globix offers and supports a variety of Internet products and services which allow its customers to take advantage of cutting-edge Internet technology. The Company maintains relationships with leading Internet hardware and software manufacturers such as Sun Microsystems, Silicon Graphics, Compaq Computers, Cisco Systems, Microsoft, Netscape and Check Point Software. These relationships provide the Company with advance knowledge of innovative and sophisticated technologies and enhances its ability to recommend and integrate such

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

technologies into end-to-end Internet solutions. The Company is committed to maintaining its expertise in leading Internet technologies.

GROWTH STRATEGY

     Globix's objective is to become the leading provider of sophisticated end-to-end Internet connectivity and Internet-based solutions to large and medium size businesses in key global business markets. To achieve this objective, Globix intends to:

     Continue to Invest Extensively in Infrastructure. Globix intends to capitalize on the trend by corporate IT departments to outsource mission-critical Internet operations by continuing to make significant investments to improve and expand its infrastructure. The Company's geographically diverse SuperPOP facilities under construction will increase Globix's total Internet Data Center capacity from approximately 2,000 square feet to approximately 63,000 square feet. In addition, the Company is developing POPs in Washington D.C., Chicago and Los Angeles to establish a market presence in these cities and to better serve its current and future multi-regional business customers. In addition, these SuperPOPs and the planned POPs will be connected by a fully redundant, dedicated, high speed network backbone, which is also currently under construction. This infrastructure expansion will position Globix to aggressively pursue new dedicated access, web hosting and co-location opportunities. The Company also believes it can achieve significant economies of scale by leveraging the fixed costs associated with its network backbone and Internet Data Center facilities. The Company is continually evaluating new markets and may in the future establish additional POPs or SuperPOP facilities in additional global business markets.

     Expand Product and Service Offerings. Globix is committed to offering new technologies to its customers. Globix continually expands the breadth of its services and its technical expertise to optimize its end-to-end solutions. As new products and technologies become commercially available, Globix actively integrates them into its product mix. For example, in 1998 Globix built a team within the Company focused exclusively on the use of streaming media technology. With this capability, Globix has produced and/or hosted over 70 events in a variety of industries including a live Rod Stewart concert from London. Globix intends to introduce a number of other new products and services in the near future including Internet video conferencing and xDSL access services.

     Cross-sell Additional Products and Services. Globix seeks to attract and retain new customers, as well as leverage its customer base by cross-selling additional products and services to existing customers. Globix consults on a regular basis with its customers in order to better understand their growing needs for Internet products and services and actively seeks to cross-sell additional products and services to address such needs. For example, the Company originally established a relationship with BPI Communications, the publisher of BillBoard and Adweek, as its computer hardware supplier. This relationship has evolved over time to include multiple dedicated access products, Internet-related equipment sales and consulting services. The new SuperPOP facilities will significantly increase Globix's capacity and enable it to more effectively sell web hosting and co-location services and value-added Internet products across its customers' geographically disparate locations. Globix believes that this strategy will expand the number of customers for its end-to-end solutions and enable it to become a more integral component of its customers' IT infrastructure.

     Enhance the Globix Brand Name in Target Markets. Globix seeks to expand market share, increase customer loyalty and develop brand recognition in key business markets by

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

combining targeted branding initiatives with its strong local presence. The Company began a print advertising campaign in June 1998 to establish brand recognition for Globix in the New York metropolitan area. The Company advertised in major business publications including Crains New York, The New York Times and The Wall Street Journal. In addition, the Company has increased its presence at industry trade shows. The Company will continue to aggressively build brand recognition by marketing its full range of services through an advertising campaign using traditional media, online campaigns and joint-promotions with key hardware and software vendors.

     Make Strategic Investments and Acquisitions. Globix may make strategic investments in smaller Internet service and design companies in exchange for long-term exclusive supply contracts, such as dedicated Internet access, and web hosting and co-location services. For example, in July 1998, Globix made a $1.0 million investment in Cybernet Data Systems, the publisher of the web site "Edgar-Online.com." Under that agreement, Globix has the exclusive right for a five-year period to provide Cybernet its web hosting services. Globix may also make acquisitions to deepen and broaden its market presence, expand its strengths in Internet connectivity and web hosting and co-location, and add to or enhance its line of Internet products and services.

PRODUCTS AND SERVICES

     Globix provides its customers with a broad range of end-to-end solutions including: (i) dedicated Internet access; (ii) Internet Data Center facilities for web hosting and co-location; (iii) Internet-related hardware and software sales and systems and network integration; (iv) systems administration and web site management; (v) value-added solutions such as e-commerce, streaming media, network security and web development; and (vi) instructor-led corporate training. Each of the Company's new SuperPOP facilities will offer substantially the same range of products and services.

DEDICATED INTERNET ACCESS

     Globix provides a variety of connectivity solutions, including dedicated Internet access, hardware and software implementation and system and security consulting which provide businesses high-speed continuous access to the Internet. The Company's dedicated Internet access services are provided to customers at speeds ranging from 56Kbps to 45Mbps. However, the majority of the Company's connectivity customers purchase 1.5Mbps or higher levels of service. In addition, the Company provides turnkey configuration services, including domain name registration, local loop provisioning, Internet address assignment, router configuration, e-mail configuration, security planning and management technical consulting services. All of the Company's customers receive 24 X 7 technical support. The Company is currently participating in trials of new access technologies, such as xDSL, and expects to deploy additional connectivity-related enhanced services, such as Internet conference calling, by June 30, 1999.

WEB HOSTING

     Shared Server Web Hosting. Globix offers a variety of shared server web hosting services that enable its customers to efficiently, reliably and cost-effectively establish a sophisticated web presence and distribute information over the Internet without purchasing, configuring, maintaining and administering the necessary Internet hardware and software. The Company's basic web hosting option includes 100 Mbps of data transfer per month and 20 Mbps of storage. This basic service meets the bandwidth requirements of many businesses and allows them to store sufficient standard graphics, HTML, sound and video

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

files to meet their ongoing needs. Storage and transfer limits can be increased and customized to meet the requirements of the customer. Globix supplements this basic service with a variety of web-based options such as e-mail, Microsoft Frontpage extensions and Netshow streaming, RealNetworks offerings, and other web development, security, e-commerce and database products. Globix shared hosting plans also offer tools that enable customers to control and update their sites remotely, monitor site performance, track the number of site visits, update password protection, check account billing information and evaluate the overall effectiveness of their web sites. In addition, all shared servers have regular back-up procedures to protect customer files.

     Dedicated Server Web Hosting. The Company also offers dedicated server web hosting solutions for larger customers that require substantially more server and network capacity than provided under the shared hosting plans. The dedicated web hosting solutions provide the customer with an NT or UNIX-based dedicated server that is owned and maintained by Globix within its Internet Data Center facility. The Company provides all its web hosting customers with 24 X 7 monitoring, network and systems administration and maintenance, tape back-ups and security monitoring. This solution enables customers to host complex web sites and applications without the need to incur significant infrastructure and overhead costs. Globix offers dedicated server service at various price levels, depending on customers' hardware data transfer and service requirements. For example, Globix offers Bronze, Silver and Gold level dedicated web hosting services which include either a Sun Microsystems or Compaq server, 64 Mbps to 256 Mbps of memory and 1,000 Mbps to 3,000 Mbps of data transfer per month.

CO-LOCATION

     Globix offers co-location services for customers who prefer to own and have physical access to their servers, but require the high performance, reliability and security of an Internet Data Center. Co-location customers are typically larger enterprises employing more sophisticated Internet hardware and software, and have the expertise to maintain their web sites and related equipment. The Company's co-location services include fault-tolerant physical facilities and reliable, high bandwidth Internet connectivity tailored to meet the outsourcing needs of its customers' mission-critical Internet operations. The Company supports most leading Internet hardware and software platforms, including those from Ascend, Cisco, Compaq, Check Point Software, Intergraph, Microsoft, Netscape, Silicon Graphics, Storage Technologies and Sun Microsystems. This multi-vendor flexibility enables Globix to offer the customer a broad range of technology best suited for its needs. Customers have 24 X 7 physical and remote access to the Internet Data Center to administer, upgrade and maintain their own equipment, or they may engage Globix to provide systems administration and maintenance.

     Globix believes its ability to sell additional hosting and co-location services has been limited in the recent past because its present Internet Data Center, with capacity totaling approximately 2,000 square feet, is fully utilized. Globix is currently building new state-of-the-art SuperPOP facilities in New York City, London and the San Francisco Bay area. The SuperPOPs under construction include:

     - a 160,000 square foot facility located in New York City containing a 25,000 square foot Internet Data Center designed for co-location and web hosting

     - a 61,000 square foot facility located in Santa Clara, California, containing a 24,000 square foot Internet Data Center

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

     - a 35,000 square foot facility, located in London's West End district, containing a 14,000 square foot Internet Data Center

     The Internet Data Centers will be connected by a fully redundant, dedicated, high speed network backbone. All three facilities are expected to be completed and operational by June 30, 1999.

     The Company's new Internet Data Center facilities will feature uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and fault tolerant environmental controls, 24 X 7 monitoring and high levels of security. Customers will be able to select from shared rack facilities, secure cabinets or enclosed cage facilities based upon their business and technical requirements. Each facility will also feature multiple redundant links to the building housing the Internet Data Center from the network backbone via separate fiber feeds from separate suppliers, direct links to public peering points, and two separate 20 amp circuits from different suppliers to each customer's rack or cage.

INTERNET-RELATED HARDWARE AND SOFTWARE SALES

     Product resales are an integral part of providing end-to-end solutions. Globix assists its customers in identifying appropriate hardware and software components tailored for their Internet needs. Generally, Globix sells the hardware and software to its customers under reseller agreements with major vendors. Globix is authorized to sell a full range of equipment and hardware required to connect to the Internet, including servers from manufacturers such as Sun Microsystems, Compaq, Silicon Graphics and networking components, including routers and switches, from leading manufacturers such as Cisco Systems. Globix also provides application-specific software products including browsers, electronic mail and other solutions from a variety of leading manufacturers, including Microsoft, Netscape and Oracle which allow its customers to navigate and utilize the Internet.

SYSTEMS AND NETWORK INTEGRATION

     Globix's provides integration services including local and wide area network configuration, web and database server integration and application-specific software solutions. When requested by the customer, the Company will configure all equipment it sells by loading customer programs, connecting equipment to the network, and servicing the customer's hardware and software. The Company's staff of experienced network consultants work closely with customers to design, assemble and configure a network architecture which meets their goals. Globix utilizes its expertise across multiple platforms and familiarity with leading networking hardware, high-end web and database servers and computer software to more effectively address its customers' diverse systems and network integration needs.

SYSTEMS ADMINISTRATION AND WEB SITE MANAGEMENT

     Globix's system administration and web site management solutions support its customers' Internet operations by providing the customer with detailed monitoring, reporting and management systems to control their Internet-related hardware, software and network applications. The Company's solutions can vary in functionality from delivering e-mail to an individual within a corporate local area network to delivering a sophisticated, media-rich web site on the Internet. Implementation of these solutions are often phased to allow customers to outsource an increasing amount of their Internet operations. Globix's

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

systems and web management systems enable Globix and its customers to jointly manage Internet operations housed at the Company's Internet Data Center and at its customers' in-house facilities. The Company's comprehensive system administration and web management solutions enable it to identify and begin to resolve hardware, software, network and application problems almost immediately. As a result of its proactive service focus, Globix can usually identify and resolve a potential problem before it ever impacts an Internet site's availability or performance.

VALUE-ADDED INTERNET SERVICES

     Web Development. Globix provides advanced web site development and implementation services. Its customers' web sites range from basic informational sites to complex interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. Globix has completed web site development projects for customers including Bank of New York and Cigar Aficionado. Globix's interactive development capabilities utilize tools such as Hypertext Markup Language (HTML), Virtual Reality Markup Language (VRML), computer animation, compositing and motion capture. Globix works with content providers such as marketing firms, end users and production companies to provide technical, design and production services. Globix focuses on the design, development and establishment of web sites and is not typically involved in creating the content of its customer's web sites. The Company maintains a dedicated team of expert production, design and management personnel which are available for large-scale web development projects.

     E-Commerce Solutions. Globix offers commerce-enabling solutions for its web-hosting and co-location customers. A "shopping cart" program is available for those customers looking to sell products, where, as in a retail store, their clients browse through several products and choose to put some in their "shopping cart" for purchase. This database driven technology is very flexible, allowing the Company's customers to change products and prices easily and cost-effectively. The Company also offers credit card authorization and processing solutions that enable its customers to accept payment directly over the Internet. This is accomplished through a Cybercash server maintained by the Company. This server can interface with any of the Company's web hosting or co-location customers, allowing them to offer their clients a secured socket layer environment to type a credit card number in a browser for the purpose of conducting a business transaction. The Company also provides fully integrated turnkey e-commerce solutions that simplify and facilitate online commerce without the need for IT support.

     Security Solutions. The nature of business Internet traffic demands protection from unauthorized access. The Globix security team works closely with customers to design and integrate a customized security solution which ensures network integrity while enabling users to perform business tasks in a secure, yet unhindered, environment. Globix's firewall solutions provide users with secure access to the Internet as well as segregate a customer's public servers from its internal network. Globix's firewalls can also restrict access between departments as well as track communications to ensure that these communications follow a customer's established security procedures. Globix works with a variety of vendors, including Check Point Software and WatchGuard Technologies. In addition to firewalls, Globix offers enhanced security services including virus scanning, active X and Java screening, content filtering and Uniform Resource Locator (URL) blocking. Globix also offers a Virtual Private Network (VPN) solution which offers end-to-end security while greatly reducing the cost of leased line connectivity to remote offices, remote users and business partners.

     Streaming Media Products. The development of streaming media products from companies, such as RealNetworks and Microsoft, enables the simultaneous transmission and playback of continuous streams of audio and video content over the Internet. Globix has emerged as one of the leading providers of streaming media services, offering complete integrated, in-house services, including production encoding and hosting of live or pre-recorded events. Production involves creating a video and/or audio recording of an event, such as a music performance, sports competition or business meeting. Encoding is converting the recording into a form that can be sent over the Internet. Hosting is placing the encoded file on a server that can be accessed by Internet users. Globix has produced and hosted streaming media events for customers from a number of industries. Globix has produced and/or hosted over 70 events, including a live Rod Stewart concert from London, New York State Governor George Pataki's State-of-the State address, and the keynote address of John Chambers, the President and Chief Executive Officer of Cisco Systems, at the Consumer Electronics Show. The Company encodes data for applications from several software providers, including RealNetworks, Microsoft, a2b, Apple, Liquid Audio and Macromedia. Globix believes that it is one of the few providers which offers expertise in all three components of streaming media technology, combined with an established customer base for Internet products and services and access to low cost, scalable, bandwidth.

CORPORATE TRAINING

     Globix provides corporate training services on a value-added basis to its business customers, often in conjunction with a sale of Internet connectivity, hardware and software products or value-added solutions. Globix offers instructor-led training on multiple network platforms (Windows 98, Windows NT, Mac and Unix), Internet applications (Java, HTML, Macromedia and VRML), office applications (MS Office, Lotus Notes, Lotus Smart Suite) and 3-dimensional computer animation programs (Alias, Discrete Logic, Soft Image). Training is marketed to large advertising, financial services, media, publishing and retail companies which send their personnel to Globix's facility to attend one to five day programs. Most customers maintain an on-going relationship with Globix's account managers and regularly schedule classes during the year.

     The Company maintains training rooms at its New York SuperPOP facility which are equipped with state-of-the-art modern hardware, projectors, computer desks and other appropriate classroom equipment, including multiple T-1 access to demonstrate Internet applications. Course materials and training methodology can be customized for the customer's specific needs. Globix's fees depend upon the size of the class, the complexity of the content and the equipment required.

CUSTOMERS

     Globix has established a diversified base of Internet customers in a variety of data-intensive industries, such as advertising, financing services, media, publishing and retail. Since initiating Internet services in December 1995, Globix has grown its customer base to over 800 large and medium size business customer accounts, including Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, General Media International (Penthouse), Microsoft, National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties. The Company believes it has benefitted from its large base of business customers located in New York involved in the advertising and media industries. Because many of these customers design websites and develop Internet content

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

for their clients, they are often in a position to refer their clients to Globix for Internet access, web hosting and co-location services.

GLOBIX NETWORK INFRASTRUCTURE

Current Infrastructure. Globix's current infrastructure is designed to provide highly available Internet connectivity to its dedicated access, web hosting and co-location customers. The Company operates an Internet Data Center in its current New York City facility providing high bandwidth, highly reliable connectivity to the Internet and other companies located within the New York metropolitan area. Within the Internet Data Center, the Company deploys a fully-redundant, high-speed, switched local area network (LAN). The Company's current Internet Data Center is connected to the Internet by multiple DS-3 fiber connections provided by UUNET, Cable & Wireless and Sprint, each connected to a unique router. Utilizing these diverse feeds, the Company's network dynamically routes traffic over the backbone provider best able to deliver the data in the most efficient manner. The Company believes that direct connections to these major backbone providers enables the Company to provide highly reliable service levels even when one of the carriers suffers congestion or an outage. Globix provides leased line connectivity to customers via Bell Atlantic's OC-12 synchronous optical network (SONET) ring and connects customer traffic to the Internet through high speed dedicated leased lines. The Company also maintains diverse ISDN circuits available to customers as a back-up to their dedicated lines. The Company's New York facility contains a Network Operation Center, staffed 24 X 7 by system engineers, who are responsible for monitoring the performance of both the Company's network equipment and customer equipment.

Network Backbone Expansion. The Company is currently establishing its own network backbone to replace its existing leased bandwidth. The Company's network backbone expansion is designed to offer greater reliability, improved performance and additional functionality at a lower per unit data transmission cost. The Company's network backbone will also connect its SuperPOP facilities in New York City, London and the San Francisco Bay area, as well as the Company's planned POPs in Chicago, Los Angeles and Washington, D.C. The Company anticipates that its network backbone will become fully operational by June 30, 1999.

     In October 1998, the Company entered into an IRU agreement with Qwest, under which the Company has the exclusive right to use portions of Qwest's planned 18,449 mile MacroCapacity fiber network for a 20 year period. Globix will initially have the right to use 6,500 route miles of OC-3 fiber capacity coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. Globix intends to use $15.0 million of the proceeds of this offering to maintain its right to OC-3 capacity. If the Company were to choose not to exercise this option, its domestic network backbone would be reduced to DS-3 capacity. The IRU agreement also provides Globix with the right to further upgrade to OC-48 fiber capacity.

     The Company's SuperPOPs and POPs will have multiple, redundant and diverse connections to both the Globix network backbone and local Internet exchange points. Each SuperPOP and POP will be connected to the Globix network backbone through diverse, redundant OC-3c links provided by both the incumbent local telephone companies (ILECs), such as Pacific Bell, Bell Atlantic, Ameritech, British Telecom and competitive local exchange carriers (CLECs), such as MFS and Teleport. In addition, connectivity to the Internet exchange points will be provided by multiple DS-3 or OC-3c links, provided by ILECs and CLECs. All lines are strategically placed on different routers to avoid any

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

single point of failure. Should any SuperPOP lose connectivity to either the Globix network backbone or a local peering point, traffic will be immediately and seamlessly routed over an alternative link.

     The Company's SuperPOPs and POPs under construction are located near and connected to most of the major Internet peering points, including MAE-East, MAE-West, Ameritech NAP and Sprint NAP. The Company's presence at these public exchange points, combined with private connections to other ISPs, connect its customers to the Internet. A combination of public and private peering interconnections will allow the Company to achieve fast, reliable delivery of content with limited latency. The Company is instituting a general policy of keeping significant unutilized network capacity for its LAN, wide area network
(WAN) and public and private peering links to allow for spikes in demand or line outages. The Company is actively pursuing both public and private peering agreements.

     The Company is currently constructing a global operations center located at the new SuperPOP in New York City. The global operations center will serve as the command, control and communications center for all of the Company's Network Operations Centers and POPs. The global operations center will be staffed 24 X 7 by distinct teams of individuals dedicated to maintaining the highest quality of service. From the global operations center, the network administrators will monitor Globix's entire network architecture from the Company's network backbone to the end-user interface. The global operations center network administrators will be able to efficiently identify and correct any network problems either by direct action or by the activation of the system engineers located at any of the Company's Network Operations Centers. The customer support facilities within the global operations center will utilize state-of-the-art equipment and technologies, including Automatic Call Distribution, Automatic Number Identification and a database of customer information and history. The global operations center's advanced network management and monitoring capabilities will enable Globix to quickly identify and respond to potential problems or service disruptions, often before a customer notices the problem.

CUSTOMER SUPPORT

     High quality customer service and support is critical to the Company's objective of retaining and developing its customers. The Company has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. As of November 30, 1998, the Company's technical and customer service group consisted of 72 individuals. To ensure consistency in the quality and approach to customer care, customer care associates attend an extensive formal technical training and certification program. In connection with its customer care initiatives, the Company seeks to continuously improve systems that increase productivity and enhance customer satisfaction. Globix is currently upgrading its customer support system and will utilize a leading customer support trouble ticketing and workflow management system from Remedy Corporation to tract, route and report on customer service issues. A customer service specialist is assigned to each customer issue, and acts as a liaison, tracking the customer issue to resolution. Network operations can remotely service customer connections to the Company's network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of the Company's expansion strategy, the Company is developing fully redundant network operations centers at its new SuperPOP facilities. Globix believes that the quality of its technical and customer service group has been a major factor in its high customer retention rate.

SALES AND MARKETING

     Globix has built its sales and marketing approach in an effort to respond effectively to the growing opportunities in the corporate Internet market. The Company seeks to combine the technical skills and experience of its direct sales force with the sales and marketing resources available to it through its strategic alliances with selected hardware and software manufacturer. As a result, the Company offers its products and services to a broad and diverse range of customers in its targeted markets.

     Direct Sales. Globix maintains a direct sales force of Internet sales consultants. Because they are locally based, these Internet sales consultants are able to meet face-to-face with prospective customers to discuss their Internet needs and technical requirements and develop tailored solutions. Direct marketing tactics used include direct contacts with potential corporate accounts by the Internet sales consultants and systems engineers, direct mail, inbound and outbound telemarketing, seminars and trade show participation. The Company has developed compensation and training programs to attract and train high quality, motivated Internet sales consultants. As of November 30, 1998, Globix had a direct sales force consisting of approximately 53 Internet sales consultants.

     Strategic Alliances. Globix has established a number of strategic alliances with selected computer hardware and software manufacturers, including Microsoft, Sun Microsystems, Check Point Software and RealNetworks, which give the Company access to potential Internet service customers in the manufacturers' customer base, while enabling the manufactures to offer their customers an integrated package of hardware, software and Internet services and products. The Company believes that these strategic alliances provide Globix the opportunity to cost-effectively add new customers. The Company co-markets with these vendors through direct mail programs, joint seminar development and joint trade show involvement.

     Marketing. Globix's marketing program is intended to build national and local strength and awareness of the Globix brand. The Company uses radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for the Company's direct sales team. The Company's print advertisements are placed in trade journals, local technology sections of newspapers and special-interest publications. The Company attempts to create brand awareness by participating in industry trade shows such as PC Expo, Internet and Electronic Commerce, and Internet World. The Company also uses direct mailings, telemarketing programs, web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. The Company attempts to retain its customers through active and responsive customer support as well as by continually offering new value-added services.

COMPETITION

     The market served by the Company is intensely competitive, and such competition is increasing. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future.

     The Company believes that a reliable network, a broad range of quality products and services, a knowledgeable sales force and the quality of customer care currently are the primary competitive factors in the Company's targeted market and that price is generally secondary to these factors. The Company's current and potential competitors in the market include: (i) other ISPs, and (ii) global, regional, and local telecommunications companies.

     Other ISPs. The Company's current and potential competitors in the market include ISP's with a significant national or global presence which focus on business customers, such as Concentric Network, PSINet and UUNET. Globix also competes with national and regional ISPs which have facilities in the New York metropolitan area, including Exodus, Frontier GlobalCenter, GTE Genuity, DIGEX and Verio. While the Company believes that its level of customer service and support and target market distinguish it from these competitors, many of these competitors have greater financial, technical, and marketing resources, larger customer bases, greater name recognition, and more established relationships in the industry than the Company.

     Telecommunications Carriers. Many long distance companies including AT&T, Cable & Wireless, Sprint and MCI WorldCom offer Internet access services and compete with the Company. Recent reforms in the federal regulation of the telecommunications industry have created greater opportunities for ILECs and CLECs to enter the Internet connectivity market. The Company believes that there is a move toward horizontal integration by ILECs and CLECs through acquisitions of or joint ventures with ISPs to meet the Internet connectivity requirements of the business customers of long distance and local carriers. Accordingly, the Company expects that it will experience increased competition from the traditional telecommunications carriers. In addition to their greater network coverage, market presence, and financial, technical, and personnel resources, many of these telecommunications carriers also have large existing commercial customer bases.

     Other Competitors. Because the Company offers a broad range of goods and services, it encounters competition from numerous businesses which provide one or more similar goods or services. For example, Globix encounters competition from numerous resellers of computer equipment and providers of video streaming. Globix does not believe that any of the competitors in its target market offer as broad a range of Internet products and services.

     While the Company believes that its ability to attract business customers and to market value-added services is a key to its future success, there can be no assurance that its competitors will not introduce comparable services or products at similar or more attractive prices in the future or that the Company will not be required to reduce its prices to match competition. Furthermore, there can be no assurance that more of the Company's competitors will not shift their focus to attracting business customers, resulting in even more competition for the Company. There can be no assurance that the Company will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operation.

GOVERNMENT REGULATION

     There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications.

Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, in 1998, Congress passed and the president signed into law: (i) The Digital Millennium Copyright Act, which provides stronger copyright protection for software, music and other works on the Internet. Under this law, ISPs and website operators must register with the U.S. Copyright Office to avoid liability for infringement by their subscribers; (ii) Child Online Protection Act (COPA), which makes illegal the communication of material that is harmful to minors on the world wide web for commercial purposes in such a manner as to be available to minors. COPA also contains a section that requires websites to obtain parental consent before collecting information from children 12 and younger; (iii) Child Protection and Sexual Predator Punishment Act, which imposes stronger criminal penalties for using the Internet to solicit minors for sexual purposes and criminalizes sending obscene material to persons under the age of 16; and (iv) The Internet Tax Freedom Act, which provides a three-year moratorium on "discriminatory" taxes in order to give state and federal lawmakers time to develop a more comprehensive approach to Internet taxation. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for the services of the Company, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the services of the Company or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Company's business, results of operations and financial condition. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to the Company's business, could have a material adverse effect on Globix's business, financial condition or results of operations.

     The United Kingdom and the European Union have adopted legislation which has a direct impact on business conducted over the Internet and on the use of the Internet. For example, the United Kingdom Defamation Act of 1996 protects an ISP under certain circumstances, from liability for defamatory materials stored on its servers. The European Directive on the Protection of Consumers is expected to have a direct effect on the use of the Internet for commercial transactions and will create an additional layer of consumer protection legislation with respect to e-commerce. In addition, numerous other regulatory schemes are being contemplated by governmental authorities in both the United Kingdom and the European Union. As in the United States, there is uncertainty as to the enactment and impact of foreign regulatory and legal developments. Such developments may have a material and adverse impact on our business, financial condition and results of operations.

EMPLOYEES

     As of November 30, 1998, Globix employed approximately 188 full-time employees. Of these, approximately 38 are administration, 78 are in sales and marketing and 72 are in technical and customer service. In addition to its full-time employees, Globix also employs part-time personnel from time to time in various departments. None of Globix's employees are covered by a collective bargaining agreement. Globix believes that its employee relations are satisfactory.

FACILITIES

     The Company currently leases approximately 32,000 square feet at 295 Lafayette Street, New York, New York. The facility currently houses the Company's New York Internet Data Center and executive offices. When the Company's new facilities become operational, the current New York facility will be used for sales and administrative personnel. In July 1998, Globix, through BLP Acquisition LLC, a New York limited liability company over 99% owned by wholly-owned subsidiaries of Globix, purchased the land and the nine-story building located at 139 Centre Street, New York, New York.

     In July 1998, Globix signed a triple net lease commencing January 15, 1999 to rent space in Santa Clara, California. In October 1998, Globix signed a lease for the rental of space at Prospect House, 80 New Oxford Street, London, England. Each of these facilities is currently under construction and will ultimately house a SuperPOP, which will include an Internet Data Center, and facilities for technical, sales and administrative personnel. Globix expects to begin operations in the new facilities on a coordinated basis in June of 1999.

     The following sets forth additional information concerning the facilities:

                                                      APPROXIMATE
                                  EXPIRATION DATE        NUMBER
LOCATION                             IF LEASED       OF SQUARE FEET
295 Lafayette Street                   2007              32,000
New York, New York
139 Centre Street                 Not Applicable        160,000
New York, New York
2807 Mission College Boulevard         2014              62,000
Santa Clara, California
Prospect House                         2014              35,000
80 New Oxford Street
London, United Kingdom

LEGAL PROCEEDINGS

     In January 1997, an action was commenced by Triumph Communications and Fiber Services, Inc. in the Supreme Court of the State of New York, County of New York against General Media International Inc., the Company and two individuals. The Complaint alleges that the Company tortiously interfered with the plaintiff's contractual and business relations with General Media International Inc. and seeks unspecified damages. The litigation is in the pre-trial discovery phase. The Company believes it has meritorious defenses and intends to vigorously contest the claim.

                                   MANAGEMENT

     The directors, executive officers, and other key employees of Globix, and their ages and positions as of December 31, 1998, are as follows:

NAME                                 AGE                 POSITION
Marc H. Bell(1)....................  31     President, Chief Executive Officer
                                            and Director
Robert B. Bell(2)..................  59     Executive Vice President, Chief
                                              Financial Officer and Director
Marc Jaffe.........................  31     Senior Vice President, Operations
Alan Levy..........................  36     Treasurer and Chief Accounting
                                            Officer
William T. Jahnke..................  45     Vice President, Solution Sales
Scott Safran.......................  43     Vice President, Training
Anthony Previte....................  33     Vice President, Engineering
Robert Knoll.......................  34     Vice President, Operations
Francine Formisano.................  45     Vice President, Customer Service
                                            and Support
Terri Pearson .....................  35     Vice President, International
Richard A. Topolewski Jr. .........  37     Vice President, Internet Sales
Robert Milstein ...................  31     Vice President, Marketing
Paul Asher ........................  29     Vice President, Facilities and
                                            Secretary
Tsuyoshi Shiraishi.................  54     Director
Martin Fox(1)......................  63     Director
Dr. Richard Videbeck(2)............  74     Director
Lord Anthony St. John..............  41     Director
Sid Paterson(1)(2).................  58     Director

-------------------------

(1) Member of Stock Option Committee
(2) Member of Audit Committee

     MARC H. BELL has been the President and Chief Executive Officer since he founded the Company in 1989. Since re-focusing the Company on Internet-related services, Mr. Bell has appeared on numerous television broadcasts and has been frequently quoted in numerous national publications regarding Internet-related topics. Mr. Bell has a B.S. degree in accounting from Babson College and an M.S. degree in Real Estate Finance from New York University. Mr. Bell is the son of Robert B. Bell. Mr. Bell is a member of the Board of Directors of Cybernet Data Systems, Inc., the "publisher" of the web site Edgar-on-Line.com.

     ROBERT B. BELL has served as Executive Vice President and Chief Financial Officer of the Company since 1994. Mr. Bell is also the Managing Director of the Company's UK subsidiary, Globix Limited. Prior to joining the Company, Mr. Bell spent three years at Coopers & Lybrand. Thereafter, he was a practicing attorney in New York City at the firm of Bell, Kalnick, Beckman, Klee and Green, which Mr. Bell founded in the early 1970s, and specialized in the law of international real estate joint ventures and investment. He is the author of Joint Ventures in Real Estate published by John Wiley & Sons. Prior to

1994, Mr. Bell was for many years an Adjunct Professor at New York University. Mr. Bell is the father of Marc H. Bell. Mr. Bell has a B.S. degree from New York University and a J.D. degree from the University of California at Berkeley.

     MARC JAFFE, Senior Vice President, Operations, joined the Company in January 1995. Mr. Jaffe has extensive experience in the use of computers and telecommunications in the advertising and marketing industry. Mr. Jaffe recently developed an Internet-focused marketing strategy that won the prestigious CreaTech Award, presented by Advertising Age magazine, and has spoken at numerous Internet conferences. Prior to joining Globix, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City, which he joined in 1989. Mr. Jaffe graduated from Colgate University in 1989, where he received a Bachelor of Arts Degree.

     ALAN LEVY, Treasurer and Chief Accounting Officer, joined the Company in February 1997. From March 1994 to February 1997, Mr. Levy was the Assistant to the Vice President of Finance of Del Laboratories, Inc., a manufacturer, marketer and distributor of cosmetics and over-the-counter pharmaceuticals. From August 1990 to March 1994, Mr. Levy was a Technical Manager with the American Institute of Certified Public Accountants. Prior to August 1990, Mr. Levy was a Manager for Ernst & Young. He is a Certified Public Accountant and received his Bachelor's degree in Public Accounting from Long Island University, C.W. Post Campus.

     WILLIAM T. JAHNKE has been Vice President, Solution Sales of the Company since March 1997 and the Director of Corporate Sales of the Company since August 1995. From January 1995 to July 1995, Mr. Jahnke was an independent business and technology consultant. From February 1989 to December 1994, Mr. Jahnke was President and Chief Operating Officer of Vernon Computer Rentals and Leasing, where he implemented a nationwide asset management program for vendors, including Apple, used by several thousand United States sales representatives. Mr. Jahnke received a B.S. Degree in Computer Science from Seneca College in 1975.

     SCOTT SAFRAN has been Vice President, Training and Interactive Development since June 1997 and the Director of Corporate Training since joining the Company in March 1995. From December 1994 to March 1995, he was a Senior Account Manager at IBM Skill Dynamics Corporation. From December 1989 to December 1994, Mr. Safran held various sales positions at AT&T. Mr. Safran has a Bachelor of Arts in English Literature and a Master of Business Administration from St. Johns University.

     ANTHONY PREVITE, Vice President, Technology, joined the Company in October 1998. From July 1991 to October 1998, Mr. Previte was the Vice President, Special Projects for Emcor Group, Inc., a publicly traded electrical and mechanical engineering and construction firm. While at Emcor Group, Mr. Previte was involved in the design and construction of over one million square feet of secure data center facilities for companies such as Prudential Securities, Morgan Stanley and Nomura Securities. Mr. Previte has a degree in aerospace engineering from Polytechnic Institute of New York.

     ROBERT KNOLL, Vice President Operations, joined the Company in January 1998. From December 1996 to January 1998, Mr. Knoll was the Vice President of Operations and Business Affairs at K2 Design, Inc., an interactive advertising agency. From November 1990 to December 1996, Mr. Knoll was the Vice President of Client Services at NW Ayer/DirectPro, an advertising agency. Mr. Knoll's other experience includes management-level positions at American Express and MacMillan, Inc./KG Advertising.

     FRANCINE FORMISANO, Vice President of Customer Service and Support, joined the Company in September 1998. From December 1996 to August 1998, Ms. Formisano was the Director of Operations at Dow Jones & Co. Inc. From 1983 through November 1996, Ms. Formisano held various positions at IBM, most recently as a Project Manager in the Electronic Commerce Internet Division.

     TERRI PEARSON, Vice President, International, and Director of Operations for Globix Limited, joined the Company in October 1998. Ms. Pearson directs all aspects of the subsidiary's daily operations, including recruiting. From 1995 to 1998, Ms. Pearson was the Director of Human Resources and Operations at Demon Internet, U.K.'s largest ISP. From 1992 to 1995, Ms. Pearson served as the General Manager of World Viewdata Travel Services, Ltd., a division of BT Prestel.

     RICHARD TOPOLEWSKI, JR., Vice President, Internet Sales, joined the Company in May 1997. From January 1994 to May 1997, Mr. Topolewski was the Director of Northeast Partner Sales for MFS Communications. Mr. Topolewski was a National Sales Manager with Metromedia Communications from November 1990 through January 1994. Mr. Topolewski received a Bachelor of Science degree from Johnson and Wales University in Business Management.

     ROBERT MILSTEIN, Vice President, Marketing, joined the Company in March 1996. In December 1989, Mr. Milstein founded Milstein Computer Graphics, a provider of marketing, advertising and design services. From May 1989 to December 1989, Mr. Milstein served as the Production Manager of a magazine publishing company. Mr. Milstein received his Bachelor of Science degree from Cornell University in 1989.

     PAUL ASHER, Vice President, Facilities and Secretary, joined the Company in July 1994. Mr. Asher was named Vice President, Facilities in August 1998. Prior to that, Mr. Asher served as the Company's Special Projects Manager. Prior to joining the Company, Mr. Asher had his own equipment rental company. Mr. Asher has a Bachelor of Arts degree from the University of Rochester.

     TSUYOSHI SHIRAISHI has been a director of the Company since July 1994. Mr. Shiraishi has been the Chairman of Century World PTE Ltd., an investment consulting firm, and the Managing Director of Harpoon Holdings Ltd. a British Virgin Islands holding company, since 1992. From 1990 to 1994, Mr. Shiraishi was the Director of Marketing & Investment for Kajima Overseas Asia PTE Ltd., a subsidiary of Kajima Corporation, an international construction company. In addition, since 1990, Mr. Shiraishi has been Vice Chairman of Century International Hotels, which operates and manages 21 hotels in the Pacific Rim. He is the sole shareholder of Harpoon, which is a major stockholder of the Company. Mr. Shiraishi is a Japanese citizen and a resident of Singapore.

     MARTIN FOX has been a director of the Company since October 1995. Mr. Fox has been, for more than five years, the President, Chief Executive Officer, and a director of Initio, Inc., a publicly owned e-commerce and catalogue specialty retailer of consumer products.

     DR. RICHARD VIDEBECK has been a director of the Company since October 1995. Since 1983, Dr. Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. From 1974 until 1986, Dr. Videbeck was a Professor of Sociology at the University of Illinois at Chicago. From 1974 until 1977, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.

     ANTHONY ST. JOHN, LORD ST. JOHN OF BLETSO has been a director of the Company since October 1997. Since 1978, Lord St. John has served as a sitting member of the House of Lords of the Parliament of the United Kingdom and an Extra Lord-in-Waiting to Her Majesty the Queen. He is also a member of The House of Lords' European Union Sub-Committee on Economic and Financial Affairs, Trade and External Relations. Since 1993, he has served as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange. He is also a director of Globix Limited and its Director of Business Development. He received his BA and BSC from Capetown University and LLB from the University of South Africa and an LLM (Masters of Law) from the London School of Economics. He qualified as an attorney/solicitor in Capetown, South Africa.

     SID PATERSON has been a director of the Company since February 1998. He has been President and Chief Executive Officer of Sid Paterson Advertising Inc. for more than five years.

DIRECTOR COMPENSATION

     Under the 1995 Stock Option Plan, each non-employee director of Globix who does not beneficially own more than 5% of Globix's outstanding common stock was entitled to receive annually (on the first day of Globix's fiscal year or the first day of the term of directorship), options to purchase a total of 3,000 shares of common stock. Such options are immediately exercisable, have a ten-year term, subject to certain restrictions, and are exercisable at the market price of the common stock at the date of the grant. Messrs. Fox and Videbeck each received option grants for 3,000 shares of common stock at a price of $7.00 per share and $8.625 per share on October 1, 1995 and October 1, 1996, respectively. In September 1997, such options were re-priced at $6.125 per share and remain outstanding.

     Under the 1998 Stock Option Plan, each non-employee Board member who is considered a "Non-Employee Director" under Rule 16b-3 of the Securities Exchange Act of 1934 will be granted an option to purchase shares of common stock on the earlier of (i) the first day of Globix's fiscal year or (ii) the first day of his or her term as director. The option will become exercisable in full 12 months after the date of grant. The exercise price per share of each such option will be the market price per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Pursuant to this program, Mr. Fox, Dr. Videbeck, Lord St. John and Mr. Paterson each received option grants for 10,000 shares of common stock at a price of $6.25 per share on October 1, 1998. In addition, in March 1998, Mr. Fox, Dr. Videbeck and Mr. Paterson each received options to purchase a total of 10,000 shares of common stock at a price of $6.50 per share, the market price of the underlying shares on the date of the grant, which became exercisable in September 1998.

     In addition, at the discretion of the Board of Directors, directors may be reimbursed for reasonable travel expenses in attending Board and committee meetings. In October 1997, Lord St. John received options to purchase a total of 10,000 shares of common stock at a price of $7.25 per share (the fair market value of the underlying shares on the date of grant) in lieu of receiving any cash compensation. During the year ended September 30, 1998, Mr. Fox received $10,195 in consulting fees from the Company.

STOCK OPTION COMMITTEE

     Globix's Board of Directors has a Stock Option Committee that administers the 1995 Stock Option Plan and 1998 Stock Option Plan. The Stock Option Committee currently consists of Messrs. Marc H. Bell, Fox and Paterson.

AUDIT COMMITTEE

     Globix's Board of Directors has an Audit Committee that monitors Globix's corporate financial reporting and its internal and external audits, reviews and approves material accounting policy changes, monitors internal accounting controls, recommends engagement of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors. The Audit Committee currently consists of Messrs. Robert B. Bell and Paterson and Dr. Videbeck.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation for the years ended September 30, 1998, 1997 and 1996 for Globix's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation exceeded $100,000 in the year ended September 30, 1998 (collectively, the Named Executive Officers):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                              ANNUAL COMPENSATION          AWARDS
                                                          ---------------------------   ------------
                                                                               OTHER
                                                                              ANNUAL     SECURITIES
                                                                              COMPEN-    UNDERLYING
NAME AND POSITION                                  YEAR    SALARY    BONUS    SATION      OPTIONS
Marc H. Bell.....................................  1998   $250,000   $   --   $   --      211,500
  President and Chief                              1997    200,000       --       --           --
  Executive Officer                                1996    165,000       --       --           --
Robert B. Bell...................................  1998    151,042       --       --       30,000
  Executive Vice                                   1997    125,000       --       --       90,000
  President and                                    1996    100,504       --       --           --
  Chief Financial
  Officer
Marc Jaffe.......................................  1998    133,250       --       --       50,000
  Senior Vice                                      1997     89,000       --       --       25,000
  President, Operations                            1996     64,083       --       --        5,000
William T. Jahnke................................  1998    100,000       --       --       10,000
  Vice President,                                  1997     82,800       --       --       12,000
  Solution Sales                                   1996     80,000       --       --        6,000
Scott Safran.....................................  1998    107,203       --       --       20,000
  Vice President,                                  1997     60,547       --       --        5,000
  Training                                         1996     17,385       --       --           --

OPTION GRANTS IN LAST FISCAL YEAR

                          OPTION GRANTS IN FISCAL 1998

     The following table summarizes options granted during the year ended September 30, 1998 to the Named Executive Officers:

                                                INDIVIDUAL GRANTS
                                -------------------------------------------------    POTENTIAL REALIZABLE
                                              % OF TOTAL                               VALUE AT ASSUMED
                                NUMBER OF      OPTIONS                               ANNUAL RATES OF STOCK
                                SECURITIES    GRANTED TO                            PRICE APPRECIATION FOR
                                UNDERLYING    EMPLOYEES                                 OPTION TERM(3)
             NAME                OPTIONS      IN FISCAL     EXERCISE   EXPIRATION   -----------------------
             ----               GRANTED(1)     YEAR(2)       PRICE        DATE         5%           10%
Marc H. Bell..................     69,500        10.2%       $7.15      3/17/08     $230,623    $  674,798
                                                 20.8         6.50      3/17/08      563,501     1,471,024
                                  142,000
Robert B. Bell................     30,000         4.4         6.50      3/17/08      119,049       310,780
Marc Jaffe....................     50,000         7.3         5.00      1/08/08      152,628       398,436
William T. Jahnke.............     10,000         1.5         5.00      1/08/08       30,526        79,687
Scott Safran..................     20,000         2.9         5.00      1/08/08       61,051       159,374

-------------------------

(1) These options have been granted pursuant to Globix's 1998 Stock Option Plan. The options to purchase 142,000 shares of common stock granted to Marc H. Bell and the options to purchase 30,000 shares of common stock granted to Robert B. Bell are fully vested. All other options listed on this table vest over five years at a rate of 20.0% on each anniversary of the date of the grant.

(2) During the year ended September 30, 1998, Globix granted employees options to purchase 682,375 shares of common stock under the 1995 and 1998 Stock Option Plans.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of the year ended September 30, 1998, and the values for exercisable and unexercisable options. No options were exercised during the year ended September 30, 1998 by the Named Executive Officers.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                           NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                  SEPTEMBER 30, 1998              SEPTEMBER 30, 1998(1)
                           --------------------------------    ----------------------------
NAME                       EXERCISABLE       UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
Marc H. Bell.............    142,000             69,500          $    --         $    --
Robert B. Bell...........    120,000                 --           11,250              --
Marc Jaffe...............     11,666             68,334              625          63,750
William T. Jahnke........      8,000             20,000              375          13,250
Scott Safran.............      1,667             23,333              208          25,417

---------------

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at September 30, 1998 of $6.25 per share, less the exercise price.

EMPLOYMENT AGREEMENT

     The Company and Marc H. Bell are parties to an employment agreement, dated as of April 10, 1998, which expires on June 30, 2005. The employment agreement provides for a base salary of $350,000 per year, increasing annually at the rate of 5% per year starting October 1, 1999. In addition, beginning on June 30, 1999, Mr. Bell is entitled to receive an annual bonus equal to 10,000 times the increase, if any, of the per share market price of the Company's common stock on June 30 of the current year over the highest per share market price of the Company's common stock on each July 1 during the term of the agreement.

     Pursuant to the terms of the employment agreement, Mr. Bell is entitled to receive stock options from the Company. In March 1998, Mr. Bell received stock options to purchase (i) 69,500 shares of common stock at an exercise price of $7.15 per share and (ii) 142,000 shares of common stock at an exercise price of $6.50 per share upon the closing of certain financing for the Company. In addition, as of September 30 of each fiscal year, if there is an increase in the total shares of common stock outstanding of the Company due to an equity offering or acquisition, Mr. Bell is entitled to receive a stock option to purchase shares of common stock equal to 25% of such increase, at an exercise price at least equal to the fair market price of the Company's common stock.

     In September 1998, Mr. Bell borrowed $155,000 from the Company. The loan matures five years after the date made and bears interest at the rate of 8.0% per annum. Interest which accrues during the first two years of the loan is not payable until the end of such two year period.

     Pursuant to the terms of Mr. Bell's previous employment agreement, he borrowed a total of $145,408 from the Company during 1997. The loan is due in 2002 and bears interest at the rate of 8.75% per annum.

STOCK OPTION PLANS

     1995 Stock Option Plan. Globix has adopted the 1995 Stock Option Plan, pursuant to which options to acquire an aggregate of 360,000 shares of common stock have been reserved for issuance to employees, officers or directors of, or consultants to, the Company. The Stock Option Committee has discretionary authority to determine the types of stock options to be granted, the persons eligible to receive stock options, those to whom options may be granted, the number of shares to be subject to such options, the exercise price of such option and the terms of the stock option agreements. The exercise price will be determined by the Stock Option Committee and be paid in cash, certified or bank check, or in stock of the Company valued at its then fair market value or by having Globix withhold, from the shares of common stock otherwise issuable upon exercise of the option, that number of shares having an aggregate fair market value equal to the aggregate exercise price. Options generally become exercisable in three equal successive annual installments over the three-year period measured from the grant date. In the event of an acquisition of Globix (whether by merger or asset sale), the Board may provide that all outstanding options will terminate if not exercised within 30 days of notice from Globix provided that the acquisition is consummated within six months of such notice. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by permission of the Board of Directors, will or by the laws of descent and distribution. Globix has filed a registration statement on Form S-8 with respect to the shares of common stock to be issued upon the exercise of the options granted under the 1995 Stock Option Plan.

     Under the 1995 Stock Option Plan, each non-employee Board member (excluding any person who directly or indirectly beneficially owns more than 5% of Globix's common stock) will be granted a fully-vested immediately exercisable option to purchase 3,000 shares of common stock on the earlier of (i) the first day of Globix's fiscal year or (ii) the first day of his or her term as director. The exercise price per share of each such option will be the fair market value per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service.

     As of January 9, 1999, total unexercised options to purchase approximately 312,730 shares of Common Stock were outstanding under the 1995 Stock Option Plan, including options to purchase approximately 149,500 shares granted to the Company's executive officers and directors. The exercise prices of such options range from $5.25 to $12.63 per share. The term of the options is ten years from the date of grant.

     1998 Stock Option Plan. On January 8, 1998, the Board of Directors of the Company adopted the 1998 Stock Option Plan, pursuant to which options to acquire an aggregate of 1,200,000 shares of Common Stock have been reserved for issuance to employees, officers or directors of, or consultants to, the Company. The Stock Option Committee has discretionary authority to determine the types of stock options to be granted, the persons to whom options may be granted, the number of shares to be subject to such options, the exercise price of such options and the terms of the stock option agreements. The exercise price will be determined by the Stock Option Committee and may be paid in cash, certified or bank check, or in stock of the Company valued at its then fair market value or by having Globix withhold, from the shares of common stock otherwise issuable upon exercise of the option, that number of shares having an aggregate fair market value equal to the aggregate exercise price. Options generally become exercisable in five equal successive annual installments over the five-year period measured from the grant date. In the event of an acquisition of Globix (whether by merger or asset sale), the Board may provide that all outstanding options will terminate if not exercised within 30 days of notice from Globix provided that the acquisition is consummated within six months of such notice. Options are non-transferable (including pursuant to a final divorce decree or property division settlement or agreement) except by permission of the Board of Directors, will or by the laws of descent and distribution. The 1998 Stock Option Plan was approved by the Company's stockholders at the 1998 Annual Meeting of Stockholders held on April 16, 1998. Globix filed a registration statement on Form S-8 with respect to the shares of Common Stock to be issued upon the exercise of the options granted under the 1998 Stock Option Plan.

     Under the 1998 Stock Option Plan, each non-employee Board member who is considered a "Non-Employee Director" under Rule 16b-3 of the Securities Exchange Act of 1934 will be granted an option to purchase shares of common stock on the earlier of (i) the first day of Globix's fiscal year or (ii) the first day of his or her term as director. The option will become exercisable in full 12 months after the date of grant. The exercise price per share of each such option will be the fair market value per share of common stock on the option grant date. Each option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Non-Employee Directors are eligible to receive additional option grants at the discretion of the Stock Option Committee. See "Director Compensation" for grants made to directors under the 1998 Stock Option Plan.

     As of January 9, 1999, the Company had granted options to purchase 1,105,166 shares of Common Stock under the 1998 Stock Option Plan, including options to purchase 544,416 shares granted to the Company's executive officers and directors. The exercise price of such options range from $5.00 to $15.00 per share. The term of the options is ten years from the date of grant.

                              CERTAIN TRANSACTIONS

     Mr. Marc H. Bell currently has two loans outstanding from Globix. In September 1998, Mr. Bell borrowed $155,000 from Globix pursuant to an employment agreement, dated April 10, 1998. This loan matures in 2003 and bears interest at the rate of 8.0% per annum. Under Mr. Bell's previous employment agreement, Mr. Bell borrowed $145,408 from the Company. This loan matures in 2002 and bears interest at the rate of 8.75% per annum. Both loans are currently outstanding. See "Management -- Employment Agreement."

     The Company utilizes Sid Paterson Advertising, Inc., an entity controlled by Mr. Sid Paterson, a director of the Company, as its agent to place Company advertisements in various print publications. Amounts paid to Sid Paterson Advertising, Inc. for the year ended September 30, 1998 were approximately $507,000, which includes amounts due to the publications for printing the advertisements.

     In July 1998, Globix, through BLP Acquisition LLC (BLP), a New York limited liability company over 99% owned by wholly-owned subsidiaries of Globix, purchased the land and the nine-story building located at 139 Centre Street, New York, New York. The total acquisition cost of approximately $17.0 million includes the cost of purchasing the right to acquire the Centre Street property. Of the $17.0 million, $15.3 million was paid in July 1998 and $1.65 million is due in June 1999, secured by a standby letter of credit. The Company also entered into an agreement with the minority partner of BLP, giving the Company the right to purchase, and the minority partner the right to sell, at any time prior to November 2005, the minority interest at any time for a purchase price of $2.6 million. This obligation is secured by a standby letter of credit. A former owner of the right to purchase the Centre Street property is entitled to additional consideration if BLP sells the Centre Street property. Such amount will be equal to the greater of (a) $1.0 million (subject to increase after June 1, 2018 by 10% and an additional 10% every fifth year thereafter), and (b) 10% of the gross sales price of the property if such sales price is greater than $17.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In connection with the Company's IPO in 1996, Marc H. Bell and Harpoon, an entity controlled by Mr. Shiraishi, a director of the Company, have each deposited 210,000 shares of the common stock owned by them (the Deposit Shares) with the Company. The Company will hold such shares pursuant to a Share Deposit Agreement, dated January 24, 1996 among Harpoon, Mr. Bell, the Company and Rickel & Associates, Inc. The Deposit Shares will be returned to their respective owners in January 2004.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Globix common stock (a) as of December 31, 1998 and (b) immediately following the offering by: (i) the selling stockholder, (ii) each person or entity who is known by Globix to own beneficially 5% or more of the outstanding shares of common stock, (iii) each executive officer in office as of December 31, 1998, (iv) each director, and (v) all executive officers and directors of the Company as a group.

                                   SHARES OWNED PRIOR                 SHARES OWNED AFTER
                                   TO THE OFFERING(1)                    THE OFFERING
                                 ----------------------   SHARES    ----------------------
                                  NUMBER     PERCENT(2)   OFFERED    NUMBER     PERCENT(2)
SELLING STOCKHOLDER:
  VMR Luxembourg S.A.(3).......                     %     125,000      --              %
NAMED EXECUTIVE OFFICERS, DIRECTORS
  AND 5% STOCKHOLDERS:
  Marc H. Bell(4)..............  1,699,193      39.7        --      1,699,193
  Robert B. Bell(5)............    120,051       2.8        --        120,051
  Marc Jaffe(6)................     26,767         *        --         26,767
  Alan Levy(7).................      4,501         *        --          4,501
  Tsuyoshi Shiraishi(8)........    612,500      14.8        --        612,500
  Martin Fox(9)................     16,000         *        --         16,000
  Dr. Richard Videbeck(10).....     16,000         *        --         16,000
  Lord Anthony St. John(11)....     15,000         *        --         15,000
  Sidney Paterson(12)..........     20,000         *        --         20,000
  All executive officers and
     directors as a group (9
     persons)(13)..............  1,917,512      42.8%       --      1,917,512          %

-------------------------

 * Indicates beneficial ownership of less than one percent of the total outstanding common stock.

 (1) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

 (2) Applicable percentage of ownership is based on 4,140,166 shares outstanding
     prior to this offering and                shares to be outstanding upon
     consummation of this offering, but does not include                shares
     to be issued if the Underwriters' over-allotment option is exercised in full.

 (3) VMR Luxembourg S.A.'s address is Chateau Woltz, 34 rue Neuve, L-5560, Remich, Luxembourg.

 (4) Includes (i) 944,693 shares owned directly by Mr. Bell (125,000 shares of which are pledged to an unrelated third party which financed Mr. Bell's acquisition of such shares pursuant to a security agreement), (ii) the right to acquire 142,000 shares pursuant to currently exercisable stock options, and (iii) 612,500 shares owned by Harpoon, an entity controlled by Mr. Shiraishi, a director of the Company, which are subject to an Irrevocable Proxy entered into between Harpoon and Marc H. Bell, dated as of October 1, 1995 (the Irrevocable Proxy), pursuant to which Harpoon has granted Mr. Bell the sole right to vote such shares with respect to the election of the Company's directors. The Irrevocable Proxy terminates in June 2004.
 (5) Includes the right to acquire 120,000 shares pursuant to currently exercisable stock options.
 (6) Includes the right to acquire 26,667 shares pursuant to currently exercisable stock options and options which vest within 60 days.
 (7) Includes the right to acquire 4,500 shares pursuant to currently exercisable stock options.
 (8) Mr. Shiraishi's shares are held through Harpoon. Mr. Shiraishi, a director of the Company, is the sole shareholder of Harpoon. Harpoon has granted the
     Underwriters an option to purchase up to           shares of common stock
     solely to cover over-allotments. If the Underwriters' over-allotment is
     exercised in full, Mr. Shiraishi will beneficially own      % of the common
     stock after consummation of the offering. Mr. Shiraishi's address is Harpoon Holdings, Ltd., 2 Handy Road, #11-09 Cathay Building, Singapore 229233.
 (9) Mr. Fox has the right to acquire the number of shares shown pursuant to currently exercisable stock options. Mr. Fox's address is 10 Henry Street, Teeterboro, NJ 06805.
(10) Dr. Videbeck has the right to acquire the number of shares shown pursuant to currently exercisable stock options. Dr. Videbeck's address is 3249 East Angler's Stream, Avon Park, FL 33825.
(11) Includes the right to acquire 10,000 shares pursuant to currently exercisable stock options. Lord St. John's address is 97 Cadogan Gardens, London SW3 2RE, United Kingdom.
(12) Mr. Paterson has the right to acquire 10,000 shares pursuant to currently exercisable stock options. Mr. Paterson's address is 99 Madison Avenue, New York, NY 10016.
(13) Includes stock options to purchase 345,167 shares which are either currently exercisable or exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of Globix consists of 20,000,000 shares of common stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board may, from time to time, determine. Globix's Board of Directors approved, and Globix's stockholders at the 1998 Annual Meeting of Stockholders held on April 16, 1998 adopted, an amendment to Globix's Certificate of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000, par value $.01 per share. This amendment to the Certificate of Incorporation became effective on June 1, 1998.

COMMON STOCK

     As of November 30, 1998 there were 4,140,116 shares of common stock outstanding which are held of record by approximately 41 stockholders, which does not include individual participants in security position listings.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Globix. The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Globix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding preferred stock. The common stock has no preemptive, redemption, conversion or other subscription rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Globix may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of "blank check" preferred stock, par value $.01 in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series.

     The issuance of preferred stock may have the effect of delaying or preventing a change in control of Globix. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding, and Globix currently has no plans to issue any shares of preferred stock.

WARRANTS

     In connection with its public offering of common stock in early 1996, the Company sold to the underwriter of the offering, Rickel & Associates, Inc., for nominal consideration, underwriter's warrants to purchase 115,000 shares of common stock and additional warrants to purchase 57,500 shares. The underwriter's warrants expire on

January 23, 2001 and are exercisable at $10.94 per share of common stock and $0.165 per additional warrant. The additional warrants expire on January 23, 2001, and are exercisable at $11.64 per share of common stock.

     The Company has outstanding warrants to purchase 563,200 shares of its common stock, which were issued in connection with the debt financing in April 1998. The holders of the warrants are entitled to purchase 3.52 shares of common stock at a purchase price $14.03 per share at any time prior to May 1, 2005, the expiration date of the warrants. The number of shares which may be purchased upon the exercise of the warrants and the purchase price for such shares are subject to adjustment in certain events, including the payment by the Company of dividends, other than cash dividends.

REGISTRATION RIGHTS

     Commencing on May 1, 1999, the holders of the common stock purchase warrants issued on April 30, 1998 in connection with the Company's $160.0 million debt financing, are entitled to certain demand and piggyback registration rights with respect to the registration of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended. The holders of 25% or more of the warrants are entitled to demand that the Company register the shares of common stock underlying the warrants under the Securities Act, subject to certain limitations. The Company is not required to effect more than three such registrations pursuant to the demand registration rights. In addition, the warrant holders are entitled to certain piggyback registration rights with respect to the registration of the shares of common stock underlying the warrants under the Securities Act. The demand and piggyback registration rights are subject to certain conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares of common stock underlying the warrants for inclusion in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock underlying the warrants would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

     In connection with the Company's IPO in 1996, the underwriter for such offering was granted a warrant (the Warrant) to purchase 115,000 shares of common stock and additional warrants to purchase 57,500 shares of common stock (the Additional Warrants). Under the terms of the Warrant Agreement, the Company is required to notify the underwriter or its assigns (a Holder) prior to filing a registration statement under the Securities Act to register any securities of the Company. Any Holder, until January 24, 2004, may require the Company to include for registration in any such registration statement the Warrant, the Additional Warrants and the common stock underlying such warrants held by such Holder. The registration rights granted to the Holders are subject to customary restrictions, conditions and limitations. In addition, at any time prior to January 24, 2001, any Holder owning over 51% of the common stock underlying the Warrant and the Additional Warrants shall be entitled to demand that the Company register the shares such Holder owns under the Securities Act, subject to "piggyback" rights of other holders. The demand and piggyback registration rights are subject to certain conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares of common stock underlying the warrants for inclusion in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock underlying the warrants would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

     Pursuant to a Consulting Agreement (the Consulting Agreement) dated as of November 18, 1998, between the Company and Value Management Research A.G. (VMR), the Company is required to register up to 125,000 shares owned by VMR Luxembourg S.A. under the Securities Act by February 16, 1999. This Registration Statement is intended to satisfy the Company's obligations under the Consulting Agreement with respect to such shares. VMR has exercised its rights to register 125,000 shares in this offering. See "Principal and Selling Stockholders."

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Globix is a Delaware Corporation and subject to Section 203 of the Delaware General Corporation Law (the Delaware Law), an anti-takeover law. In general,
Section 203 of the Delaware Law prohibits an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined below) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the Board of Directors and the holders of at least 66 2/3% of the outstanding shares of voting stock not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Globix and, accordingly, may discourage attempts to acquire Globix, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Globix's By-laws provides that any action required or permitted to be taken by the stockholders of Globix may be taken at a duly called annual or special meeting of the stockholders, or without a meeting, if a written consent is signed by a majority of the holders of outstanding common stock. The By-laws provide that a majority of stockholders or members of the Board of Directors can change the size of Board, but to no less than two directors, and fill vacancies on the Board. The By-Laws provide that one-third of the issued and outstanding shares present at a meeting of the stockholders of Globix shall constitute a quorum for the transaction of all business which shall come before the meeting.

     The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at Globix's principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date of Globix's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. The By-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Globix by means of a proxy contest, tender offer, merger or otherwise.

     The Delaware Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Certificate of Incorporation provides that, except to the extent prohibited by the Delaware Law, Globix's directors shall not be personally liable to Globix or its stockholders for monetary damages for any breach of fiduciary duty as directors of Globix. Under the Delaware Law, the directors have a fiduciary duty to Globix which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware Law for breach of the director's duty of loyalty to Globix, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware Law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. Globix has obtained liability insurance for its officers and directors.

     Section 145 of the Delaware Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware Law and provides that Globix shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Globix, or is or was serving at the request of Globix as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     In addition, the By-laws of the Company provide that Globix is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Globix is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, Globix is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of

Globix in which indemnification would be required or permitted. Globix believes that the provisions discussed above are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have an aggregate
       of           shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options
or warrants. Of the outstanding shares, the          shares sold in this
offering will be freely tradable, except that any shares held by "affiliates" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described
below. The remaining     shares of common stock will be deemed "restricted
securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows:

      NUMBER OF SHARES                                   DATE
                                      After the date of this prospectus
                                      At various times after 90 days from the
                                      date of this prospectus (Rule 144)
                                      At various times after 180 days from the
                                      date of this prospectus (Rule 144)
                                      After 180 days from the date of this
                                      prospectus (subject, in some cases, to
                                      volume limitations)

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of common stock (approximately           shares immediately
after this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     On July 26, 1996, Globix filed a registration statement with the Commission pursuant to which it registered the 360,000 shares of common stock issued or issuable upon the exercise of options granted under the 1995 Stock Option Plan. Such registration statement became immediately effective upon filing. On June 24, 1998, Globix filed a registration statement with the Commission pursuant to which it registered the 1,200,000 shares of common stock issued or issuable upon the exercise of options granted under the 1998 Stock Option Plan. Such registration statement became immediately effective upon filing. As of December 31, 1998, there were outstanding options to purchase 1,097,771 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting under the 1995 and 1998 Stock Option Plans. The possible sale of a significant number of such shares by the holders thereof may have an adverse affect on the price of the common stock.

     The Company's directors, officers and certain stockholders have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Donaldson, Lufkin & Jenrette for a period of 120 days from the date of this prospectus. See "Underwriting."

     The Company has agreed not to sell or otherwise dispose of any shares of common stock during the 120-day period following the date of the prospectus, except the Company may issue, and grant options to purchase, shares of common stock under the 1998 Stock Option Plan. In addition, the Company may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 120-day period referenced in the preceding sentence.

     Following this offering, under certain circumstances and subject to certain conditions, holders of warrants to purchase 735,700 shares of the Company's outstanding common stock will have certain registration rights with respect to such shares of common stock underlying the warrants to require the Company to register such shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by the Company. See "Description of Securities -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement, dated 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Lehman Brothers Inc. have severally agreed to purchase from the Company the number of shares set forth opposite their names below.

                                                              NUMBER OF
UNDERWRITERS:                                                  SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation.......
  Bear, Stearns & Co. Inc...................................
  Lehman Brothers Inc.......................................
     Total..................................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $     per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $     per
share on sales to certain other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions.

     The following table shows the underwriting fees to be paid to the underwriters by the Company and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                   PAID BY SELLING
                                  PAID BY COMPANY                   STOCKHOLDERS
                           -----------------------------    -----------------------------
                           NO EXERCISE    FULL EXERCISE     NO EXERCISE    FULL EXERCISE
Per share................
Total....................

     The Company will pay the offering expenses, estimated to be $

     The Company and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to
purchase up to      additional shares at the public offering price less the
underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     The Company and the selling stockholder have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Action of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     The Company, the executive officers and directors of the Company, and certain stockholders of the Company have agreed that, for a period of 120 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise). In addition, during such period, the Company has agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette.

     Other than in the United States, no action has been taken by the Company, the selling stockholder or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119. Certain legal matters in connection with the offering have been passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     Globix files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

- At the Public Reference Room of the Commission, Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

- At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

- By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

- At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

- From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     Some locations may charge prescribed or modest fees for copies.

     Globix has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the Securities Act), with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to Globix and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE
Report of Independent Public Accountants....................         F-2
Consolidated Balance Sheets -- As of September 30, 1997 and
  September 30, 1998........................................         F-3
Consolidated Statements of Operations -- For the years ended
  September 30, 1996, September 30, 1997 and September 30,
  1998......................................................         F-4
Consolidated Statements of Changes in Stockholders'
  Equity -- For the years ended September 30, 1996,
  September 30, 1997 and September 30, 1998.................         F-5
Consolidated Statements of Cash Flows -- For the years ended
  September 30, 1996, September 30, 1997 and September 30,
  1998......................................................   F-6 - F-7
Notes to Consolidated Financial Statements..................  F-8 - F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To:  GLOBIX CORPORATION:

     We have audited the accompanying consolidated balance sheets of Globix Corporation (formerly Bell Technology Group, Ltd.) (a Delaware corporation) and Subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globix Corporation and Subsidiaries as of September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

December 14, 1998
New York, New York

                      GLOBIX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                AS OF SEPTEMBER 30,
                                                           ------------------------------
                                                               1997             1998
                                         ASSETS
Current assets:
  Cash and cash equivalents..............................     $ 2,401         $ 61,473
  Marketable securities..................................          --           14,638
  Accounts receivable, net of allowance for doubtful
     accounts of $195 and $410, respectively.............       3,260            4,861
  Inventories............................................         487              392
  Prepaid expenses and other current assets..............         728            1,699
  Restricted cash........................................          --           10,317
                                                              -------         --------
     Total current assets................................       6,876           93,380
Investments, restricted..................................         325           50,163
Property and equipment, net..............................       3,549           30,872
Debt issuance costs, net of accumulated amortization of
  $393...................................................          --            6,214
Other assets.............................................         275            1,637
                                                              -------         --------
     Total assets........................................     $11,025         $182,266
                                                              =======         ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term borrowings..................................     $ 2,001         $     --
  Current portion of notes payable.......................         335            2,398
  Accounts payable.......................................       2,011            6,185
  Accrued expenses.......................................         426              193
  Accrued interest expense...............................          --            8,667
  Deferred revenues......................................         123               78
                                                              -------         --------
     Total current liabilities...........................       4,896           17,521
Long term note payable, net of current portion...........         923            1,199
Long-term debt, net of unamortized discount of $2,108....          --          157,892
Other long term liabilities..............................         192            2,935
                                                              -------         --------
     Total liabilities...................................       6,011          179,547
                                                              -------         --------
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $.01 par value; 500,000 shares
     authorized; no shares issued and outstanding........          --               --
  Common Stock, $.01 par value; 20,000,000 shares
     authorized; 3,448,450 and 4,140,116 shares issued
     and outstanding.....................................          34               41
  Additional paid-in capital.............................      10,069           17,247
  Unrealized gain on securities available for sale.......          --            1,676
  Accumulated deficit....................................      (5,089)         (16,245)
                                                              -------         --------
     Total stockholders' equity..........................       5,014            2,719
                                                              -------         --------
     Total liabilities and stockholders' equity..........     $11,025         $182,266
                                                              =======         ========

The accompanying notes are an integral part of these consolidated balance sheets.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        YEAR ENDED SEPTEMBER 30,
                                      ------------------------------------------------------------
                                             1996                 1997                 1998
Revenues............................      $   10,374           $   17,400           $   20,595
Costs and expenses:
  Cost of revenues..................           8,599               13,699               13,322
  Selling, general and
     administrative.................           3,187                6,036               10,696
  Depreciation and amortization.....             219                  675                1,310
  Research and development..........              57                   --                   --
                                          ----------           ----------           ----------
     Total costs and expenses.......          12,062               20,410               25,328
Loss from operations................          (1,688)              (3,010)              (4,733)
  Interest income...................             121                   72                1,953
  Interest and financing expense....             (99)                (177)              (8,376)
  Write-off of debt issuance
     costs..........................            (257)                  --                   --
                                          ----------           ----------           ----------
Loss before taxes...................          (1,923)              (3,115)             (11,156)
Benefit from taxes..................              30                   --                   --
                                          ----------           ----------           ----------
Net loss............................      $   (1,893)          $   (3,115)          $  (11,156)
                                          ==========           ==========           ==========
Basic and diluted loss per share....      $    (0.72)          $    (1.01)          $    (3.08)
                                          ==========           ==========           ==========
Weighted average common shares
  outstanding--basic and diluted....       2,633,400            3,075,235            3,625,794

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                UNREALIZED
                                                                                   GAIN
                                               COMMON STOCK      ADDITIONAL    ON SECURITIES                      TOTAL
                                            ------------------    PAID-IN        AVAILABLE      ACCUMULATED   STOCKHOLDERS'
                                             SHARES     AMOUNT    CAPITAL        FOR SALE         DEFICIT        EQUITY
Balance, September 30, 1995...............  1,725,000    $18      $   362         $   --         $    (81)      $    299
     Stock issuance in connection with
       bridge financing...................     35,710     --          250             --               --            250
     Proceeds from Initial Public
       Offering, net of expenses of
       $1,602.............................  1,322,500     13        7,421             --               --          7,434
     Net loss.............................         --     --           --             --           (1,893)        (1,893)
                                            ---------    ---      -------         ------         --------       --------
Balance, September 30, 1996...............  3,083,210     31        8,033             --           (1,974)         6,090
     Proceeds from Private Placement,
       net................................    400,000      4        1,979             --               --          1,983
     Proceeds from exercise of stock
       options and warrants, net..........      8,098     --           56             --               --             56
     Correction of outstanding
       shares.............................    (42,858)    (1)           1             --               --             --
     Net loss.............................         --     --           --             --           (3,115)        (3,115)
                                            ---------    ---      -------         ------         --------       --------
Balance, September 30, 1997...............  3,448,450     34       10,069             --           (5,089)         5,014
     Unrealized increase in value of
       investments........................         --                  --          1,676               --          1,676
     Warrants issued in connection with
       senior note offering...............         --               2,253             --               --          2,253
     Issuance of common stock upon
       exercise of options and warrants,
       net................................    691,666      7        4,925             --               --          4,932
     Net loss.............................         --     --           --                         (11,156)       (11,156)
                                            ---------    ---      -------         ------         --------       --------
Balance, September 30, 1998...............  4,140,116    $41      $17,247         $1,676         $(16,245)      $  2,719
                                            =========    ===      =======         ======         ========       ========

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED SEPTEMBER 30,
                                             ---------------------------------------------
                                                 1996            1997            1998
                                                 ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................     $(1,893)        $(3,115)       $(11,156)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization............         219             675           1,310
  Write-off and amortization of discount
     and debt issuance costs...............         250              --             538
  Benefit for deferred taxes...............         (30)             --              --
Changes in operating assets and
  liabilities:
  Increase in accounts receivable..........        (424)         (1,412)         (1,602)
  Decrease in inventories..................          85             271              96
  (Increase) decrease in prepaid expenses
     and other current assets..............        (183)             31          (1,571)
  (Increase) decrease in other assets......         (69)             48            (207)
  Increase (decrease) in accounts
     payable...............................         (45)            736           4,175
  (Decrease) increase in accrued
     expenses..............................         122             278            (233)
  Increase in accrued interest expense.....          --              --           8,667
  (Decrease) increase in deferred
     revenues..............................          91             (44)            (45)
  Other long term liabilities..............          --              --             143
                                                -------         -------        --------
Net cash provided by (used in)
  operations...............................      (1,877)         (2,532)            115
                                                -------         -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in restricted cash..............          --              --         (10,317)
  Investment in marketable securities......          --              --         (12,962)
  Investment in long-term restricted
     investments...........................        (400)             --         (49,838)
  Investment in Cybernet Data Systems......          --              --          (1,000)
  Purchases of property and equipment, net
     of landlord reimbursement in 1997.....      (1,955)         (1,542)        (23,270)
                                                -------         -------        --------
Net cash used in investing activities......      (2,355)         (1,542)        (97,387)
                                                -------         -------        --------

                      GLOBIX CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED SEPTEMBER 30,
                                             ---------------------------------------------
                                                 1996            1997            1998
                                                 ----            ----            ----
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offering net of
  offering expenses of $6,608..............     $    --         $    --        $153,392
  Net proceeds from (repayments of) short
     term borrowings.......................        (712)          2,001          (2,001)
  Shareholder loan.........................          --            (145)           (155)
  Proceeds from notes payable for equipment
     refinancing...........................         (83)            873              --
  Repayments of notes payable..............          --            (196)           (424)
  Proceeds from private placement..........          --           1,544             600
  Proceeds from initial public offering,
     net of offering costs of $1,602.......       7,434              --              --
  Repayments of stockholder loan...........        (287)             --              --
  Proceeds from exercise of stock options
     and warrants, net.....................          --              56           4,932
                                                -------         -------        --------
Net cash provided by financing
  activities...............................       6,352           4,133         156,344
                                                -------         -------        --------
Net increase in cash and cash
  equivalents..............................       2,120              59          59,072
Cash and cash equivalents, Beginning of
  period...................................         222           2,342           2,401
                                                -------         -------        --------
Cash and cash equivalents, Ending of
  period...................................     $ 2,342         $ 2,401        $ 61,473
                                                =======         =======        ========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest...................     $    54         $   166        $    223
  Cash paid for income taxes...............          13              28              51
  Non-cash investing and financing
     activities:
  Equipment acquired under capital lease
     obligations...........................          --             540           1,113
  Capital expenditures included in accounts
     payable, notes payable and other long
     term liabilities......................          --              --           6,702
  Proceeds receivable associated with
     private placement.....................          --             600              --
  Issuance of common stock in connection
     with private placement................          --             100              --
  Warrants issued in connection with senior
     note offering.........................          --              --           2,253
  Issuance of common stock in connection
     with bridge financing.................         250              --              --

The accompanying notes are an integral part of these consolidated statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

     Globix Corporation and Subsidiaries (the Company) was originally incorporated in New York in 1989 as NAFT International Ltd. In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. The Company was reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. The Company changed its name to Globix Corporation on June 1, 1998.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements herein include the accounts of the Company, NAFT International Ltd., PFM Communications Inc., NAFT Computer Service Inc., GameNet Corp., Bluestreak Digital Inc., BLP Acquisitions LLC (since July
1998), ATC Merger Corp., BTG Technology Group Ltd and Globix Limited. All material intercompany accounts and transactions have been eliminated. In September 1995, the Company changed its fiscal year end from December 31 to September 30.

OPERATIONS

     Commencing with 1996, Globix began segment reporting of its results of operations into two divisions: (i) the "Internet Division" and (ii) the "Server Sales and Integration Division." The Internet Division provides dedicated Internet access, web hosting, co-location, value-added solutions (such as e-commerce, streaming media, network security and web development), and instructor-led corporate training. The Server Sales and Integration Division provides Internet-related hardware and software sales and systems and network integration.

     In the opinion of management, the Company will be able to finance its business as currently conducted from its current working capital and from the proceeds of the $160.0 million debt offering completed in April 1998 at least through fiscal year 1999.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SEGMENT INFORMATION

     The Company's activities fall within two reporting segments: the Internet Division and the Server Sales and Integration Division. The following table sets forth segment information for the years ended September 30, 1996, 1997 and 1998:

                                                 YEAR ENDED SEPTEMBER 30,
                                              ------------------------------
                                               1996       1997        1998
                                                      (IN THOUSANDS)
Revenues:
  Internet..................................  $   641    $ 2,414    $  6,448
  Server sales and integration..............    9,733     14,986      14,147
                                              -------    -------    --------
     Consolidated...........................  $10,374    $17,400    $ 20,595
                                              =======    =======    ========
Operating income (loss):
  Internet..................................  $  (360)   $   (84)   $  1,146
  Server sales and integration..............     (268)      (379)        721
                                              -------    -------    --------
     Consolidated(1)........................  $(1,688)   $(3,010)   $ (4,733)
                                              =======    =======    ========
Identifiable assets:
  Internet..................................  $ 1,132    $ 2,105    $  7,808
  Server sales and integration..............    3,443      5,782       3,732
                                              -------    -------    --------
     Consolidated(2)........................  $ 7,810    $11,025    $182,266
                                              =======    =======    ========

(1) Includes unallocated corporate overhead of $1,060, $2,547 and $6,600, respectively, for the years ended September 30, 1996, 1997 and 1998. Such amounts include executive salaries of $389, $616 and $824, respectively, for the years ended September 30, 1996, 1997 and 1998, as well as rent, payroll charges for administrative staff and professional fees.

(2) Includes corporate assets not allocable to a particular segment of $3,235, $3,138, and $170,726 for the years ended September 30, 1996, 1997 and 1998, respectively.

PER SHARE DATA

     During 1997, SFAS No. 128 "Earnings per Share" was issued and became effective for the Company's September 30, 1998 financial statements. SFAS No. 128 establishes new standards for computing and presenting earnings per share
(EPS). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Diluted EPS has not been presented since the inclusion of outstanding options would be antidilutive. The Company's September 30, 1996 and 1997 financial statements have been restated to reflect this pronouncement.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. As of September 30, 1997 and 1998 cash equivalents consist of $2,401 and $71,790 ($61,473 included in cash and cash equivalents and $10,317 included in restricted cash), respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions which invest primarily in U.S. Government instruments, high quality corporate obligations, certificates of deposit and commercial paper. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base.

SIGNIFICANT VENDOR

     One vendor comprised approximately $2,384 or 21% of the Company's inventory purchases during the fiscal year ended September 30, 1998. If such vendor ceases to supply the Company, management is confident it can procure comparable services at similar costs elsewhere.

MAJOR CUSTOMER

     One customer comprised approximately $2,355 or 11% of the Company's revenues during the fiscal year ended September 30, 1998.

INVENTORIES

     Inventory consists of computer hardware and software, parts and related items. Inventories are carried at the lower of cost or market determined by the first-in, first-out method.

INVESTMENTS

     Marketable equity securities are reported at fair value. Unrealized gains and losses from those securities which are classified as available-for-sale are reported as a separate component of shareholders' equity.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation or amortization computed on the straight-line method. Buildings are depreciated over their estimated useful life of forty years. Furniture and equipment are depreciated over their estimated useful lives, generally five years. Leasehold improvements are amortized over the term of the lease or life of the asset, whichever is shorter.

LONG-LIVED ASSETS

     The Company's policy is to record long-lived assets at cost. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections.

REVENUE RECOGNITION

     Revenues consist primarily of dedicated Internet access fees, web hosting and co-location fees, sales of third-party hardware and software, fees from systems and network integration, sales of systems administration and web site management services sales of value-added Internet solutions (such as e-commerce, streaming media, network security and web development), and fees from instructor-led corporate training. Payments received

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

     Monthly subscription service revenue related to Internet access is recognized over the period services are provided. Subscription service and equipment installation revenues, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized at completion of installation and upon commencement of service. Revenues derived from value-added Internet solutions are recognized as the project progresses. Projects are generally completed within a three month period.

COST OF REVENUES

     Cost of revenues in the Company's Internet Division consists primarily of telecommunications costs and direct labor costs for systems administration, web site management, value-added solutions and corporate training. For the Server Sales and Integration Division, the cost of revenues primarily consists of acquisition costs of third-party hardware and software.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Under APB No. 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the day of grant.

     During 1996, Statement of Financial Accounting Standards No. 123 (SFAS No.
123), "Accounting for Stock Based Compensation," became effective for the Company. SFAS No. 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, SFAS No. 123 allows companies currently applying APB No. 25 to continue using that method.

     The Company has therefore elected to continue applying the intrinsic value method under APB No. 25. For companies that choose to continue applying the intrinsic value method, SFAS No. 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 6 for additional discussion.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

income and its components in a full set of financial statements. The Company's consolidated financial statements will be required to include comprehensive income disclosures beginning with the first quarter of fiscal year 1999. Restatement of prior period information will be made for comparative purposes. Comprehensive loss for the years ended September 30, 1996, 1997 and 1998 amounted to $1,893, $3,115 and $9,480, respectively.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company will adopt SFAS No. 131 in fiscal year 1999. The Company does not believe the adoption of SFAS No. 131 will have a material effect on results of operation or financial condition.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                        YEAR ENDED SEPTEMBER 30,
                                     ------------------------------
                                         1997             1998
Land...............................     $    --          $ 1,997
Building...........................          --           19,075
Leasehold improvements.............         686            3,554
Computer hardware and software and
  network equipment................       3,725            7,907
Furniture and delivery equipment...         238              749
Less: accumulated depreciation and
  amortization.....................      (1,100)          (2,410)
                                        -------          -------
Property and equipment, net........     $ 3,549          $30,872
                                        =======          =======

     Included in total property and equipment at September 30, 1997 and 1998, is $1,413 and $2,526, respectively, of assets held under capital lease obligations and $417 and $417, respectively, representing internally developed software costs. Also, included in building and land is $1,098 of capitalized interest as of September 30, 1998 related to the purchase of the facility at 139 Centre Street. In addition, included in computer hardware and software and network equipment is $153 and $153, respectively related to the implementation of a new MIS system in September 30, 1997 and 1998.

     Depreciation and amortization expense for the years ended September 30, 1996, 1997 and 1998, was $219, $675 and $1,310, respectively.

     On July 1, 1998, the Company through BLP Acquisitions LLC, a New York limited liability company (BLP) and over 99% owned by the Company, purchased the land and building located at 139 Centre Street, New York, New York, from Bank Leumi USA, a New York banking corporation. The nine story building contains approximately 160,000 square feet of floor space. The Company intends to house its New York SuperPOP facility

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

and operations in the new premises. The Company expects the New York SuperPOP facility to be completed and operational by June 30, 1999.

     A former owner of the right to purchase the Centre Street property is entitled to additional consideration if BLP sells the Centre Street property. Such amount will be equal to the greater of (a) $1.0 million (subject to increase after June 1, 2018 by 10% and an additional 10% every fifth year thereafter), or (b) 10% of the gross sales price of the property if such sales price is greater than $17.5 million.

3.  OTHER ASSETS

     Other assets includes the investment in Cybernet Data Systems, loans due from Marc H. Bell, security deposits and other assets.

     On July 23, 1998, the Company entered into a Securities Purchase Agreement with Cybernet Data Systems, Inc., a Delaware Corporation (Cybernet). Cybernet is the publisher of the web site "Edgar-Online.com." Under the Securities Purchase Agreement, the Company purchased for $1.0 million, a 10% Convertible Subordinated Debenture due 2001 (the Cybernet Debenture) and a Warrant to Purchase Common Stock (the Cybernet Warrant). The Cybernet Debenture is non-interest bearing until July 23, 1999. Beginning on July 23, 1999, the Cybernet Debenture will bear interest at a rate of 10% per annum payable semiannually in advance on July 23 and January 23, in each year until July 23, 2001, when the Cybernet Debenture is to be redeemed by Cybernet. The Cybernet Debenture is convertible into 670,000 shares of Cybernet common stock. The Cybernet Warrant entitles the Company to purchase an additional 666,667 shares of Cybernet common stock at an exercise price of $1.50 per share until the Cybernet Warrant's expiration date of July 23, 1999. If the Company converted the Cybernet Debenture into common stock and exercised its Cybernet Warrant, the Company would own approximately 20% of the outstanding shares of Cybernet. In addition, Cybernet has signed a five year exclusive contract with the Company for web hosting services.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

LONG AND SHORT-TERM DEBT

     The carrying amount of the Company's short-term borrowings approximates fair value. The fair value of the Company's long-term debt, including current portions, is determined based on market prices for similar debt instruments or on the current rates offered to the Company for debt with similar maturities.

     As of September 30, 1998, the fair value based upon quotes from securities dealers and carrying value of the Company's notes were $128,000 and $157,892, respectively.

5.  SENIOR NOTE OFFERING

     In April 1998, the Company completed a $160.0 million debt financing consisting of 160,000 units, each unit consisting of a note in the principal amount of $1 and one warrant to purchase 3.52 shares of common stock (total of 563,200 shares of common stock) at a purchase price of $14.03 per share. The notes will mature on May 1, 2005. Interest on the

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

notes accrues at a rate of 13.0% per annum and is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Company has deposited with an escrow agent $57,000, that together with the interest received thereon, will be sufficient to pay, when due, the first six interest payments. The notes are collateralized by a first priority security interest in the escrow account. The notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness and rank senior in right of payment to any future subordinated indebtedness. In connection with the warrants issued with the senior notes, the Company has assigned an original issue discount of approximately $2,300. In addition, the Company incurred costs associated with the offering of approximately $6,600. These amounts are being amortized by the Company over seven years.

6.  STOCKHOLDERS' EQUITY AND STOCK OPTIONS

INITIAL PUBLIC OFFERING

     In January 1996, the Company sold, in an initial public offering, 1,150,000 shares of Common Stock at an initial offering price of $7.00 per share, and 575,000 Redeemable Purchase Warrants for $0.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $7.70 per share. The warrants are redeemable by the Company at $0.10 per warrant at any time after January 24, 1997 if certain conditions are met. The net proceeds which the Company received from the public offering amounted to approximately $6,600.

     In March 1996, the underwriter of the initial public offering exercised its over-allotment option to purchase 129,642 common shares from the Company for $7.00 per share. The net proceeds amounted to approximately $800.

PRIVATE PLACEMENT

     In September 1997, the Company sold 382,609 shares of its common stock in a private transaction for a total consideration of $2,200. Form SB-2 was filed with the Securities and Exchange Commission with respect to these shares on November 6, 1997 and became effective on November 20, 1997. A fee with respect to the sale of these shares of $100 in cash and 17,391 shares of common stock was paid to the investors and were offset against the proceeds of the issuance. Of the total consideration, $1,600 was received by the Company in September 1997. The remaining $600 was classified as a current asset as of September 30, 1997 and was received by the Company in October 1997.

BRIDGE FINANCING

     In October 1995, the Company borrowed $250 in a bridge financing. The notes issued in connection with the bridge financing carried interest at 9.0% per annum. Such loans were repaid at the closing of the initial public offering. In connection with the bridge financing, the Company issued 35,710 shares of common stock to the bridge lenders at no cost, which were registered as part of the initial public offering. Debt issuance costs of $257 and interest expense of $37 were incurred by the Company in fiscal 1996 as a result of the bridge loan transaction.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

STOCK OPTIONS

     The Company, with the approval of its stockholders, adopted the 1995 Stock Option Plan (Option Plan) which reserved 360,000 shares of common stock for issuance under the Option Plan. Under the Option Plan, the term of the options issued are determined by the stock option committee and range from 5 to 10 years from the date of the grant. Options issued to directors are immediately exercisable and options issued to employees are exercisable ratably over a three-year period. Options issued before the Company's initial public offering were issued at the fair value of the stock at the date of grant, in the opinion of management. The exercise price of the options issued subsequent to the initial public offering (see note 3) is equal to or greater than 100% of the fair market value of the stock on the date of grant.

     In April 1998, the Company's Board of Directors (the Board) adopted, and its stockholders approved, the 1998 Stock Option Plan (the 1998 Plan), which provides for the grant of stock options to purchase up to 1,200,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 1998 Plan, these options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period. Under the 1998 Plan, options shall be granted each year to non-employee directors on the first day of the Company's fiscal year or on the first day of the term as director at a purchase price equal to the fair market value on the date of grant. In addition, the Non-Employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the stock option committee.

     On September 30, 1997, 250,064 options previously issued to employees and directors with a weighted average exercise price of $8.32 were canceled and reissued at $6.125, the fair market value of the Company's common stock on the date reissuance. This revaluation did not alter or amend any other provision of the optionee's original option agreement, including the vesting period and option term.

     The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                                 YEAR ENDED SEPTEMBER 30,
                                              ------------------------------
                                               1996       1997        1998
Net loss:
  As reported...............................  $(1,893)   $(3,115)   $(11,156)
  Pro forma.................................   (2,316)    (3,308)    (13,394)
Basic and diluted loss per share:
  As reported...............................  $ (0.72)   $ (1.01)   $  (3.08)
  Pro forma.................................    (0.88)     (1.08)      (3.69)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as additional awards in future years are anticipated.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Option activity for the three years ended September 30, 1998 is as follows:

                                                             WEIGHTED AVERAGE
                                                                 EXERCISE
                                          NUMBER OF SHARES        PRICE
Options outstanding October 1, 1995
  Granted...............................       202,730            $7.04
  Canceled..............................            --               --
  Exercised.............................            --               --
Options outstanding, September 30,
  1996..................................       202,730             7.04
  Granted...............................       390,897             7.41
  Canceled..............................      (284,065)            8.39
  Exercised.............................        (7,998)            7.00
                                              --------            -----
Options outstanding, September 30,
  1997..................................       301,564             6.13
  Granted...............................       682,375             6.25
  Canceled..............................       (62,018)            5.91
  Exercised.............................        (6,316)            6.13
                                              --------            -----
Options outstanding, September 30,
  1998..................................       915,605            $6.39
                                              ========            =====

     There were 563,062 options available for future grant at September 30, 1998.

     The weighted average fair value of options granted is $2.89, $3.76 and $5.27 for the years ended September 30, 1996, 1997 and 1998, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: risk-free interest rate of 5.8%, 6.2% and 5.6% expected life of 4, 6 and 6 years; expected volatility of 42%, 42% and 111% and expected dividend yield of 0%.

     The following table summarized information with respect to stock options outstanding at September 30, 1998:

                                  OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                       ------------------------------------------   ----------------------------
                       NUMBER OF OPTIONS    WEIGHTED                NUMBER OF OPTIONS
                          OUTSTANDING        AVERAGE     WEIGHTED      EXERCISABLE      WEIGHTED
                              AT            REMAINING    AVERAGE           AT           AVERAGE
RANGE OF                 SEPTEMBER 30,     CONTRACTUAL   EXERCISE     SEPTEMBER 30,     EXERCISE
EXERCISE PRICES              1998             LIFE        PRICE           1998           PRICE
$5.00 - $7.50               844,230           8.33        $ 5.97         412,153         $ 6.36
$7.50 - $10.75               50,375           9.25         10.73           1,667          10.50
$10.75 - $13.25              21,000           8.86         12.86           4,333          12.63

DEPOSIT SHARES

     In connection with the Company's initial public offering, Marc H. Bell and Harpoon Holdings Ltd. have each deposited 210,000 shares of the common stock owned by them (the Deposit Shares) with the Company. The Company will hold such shares pursuant to

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

a Share Deposit Agreement. The Deposit Shares will be returned to their respective owners in January 2004.

7.  COMMITMENTS AND CONTINGENCIES

REVOLVING CREDIT AGREEMENT

     The Company has a Revolving Credit Agreement with NationsCredit (Nations) which may be used to finance its inventory up to a maximum of $1.0 million. The availability of credit is based upon the balance of collateral available which is 80% of its current accounts receivable and 50% of its inventory. As of September 30, 1998, the Company had available credit of $1.0 million of which $268 is outstanding. The outstanding balance as of September 30, 1997 was approximately $2.0 million.

NOTES PAYABLE

     In connection with the purchase of the land and building at 139 Centre Street, New York, New York in July 1998 (see note 2), the Company is indebted to an individual for the rights to purchase this property in the amount of $1,650. The $1,650 is due on demand and has been recorded in current portion of notes payable as of September 30, 1998. The Company also entered into an agreement with the minority partner of BLP Acquisitions LLC, giving the Company the right to purchase, and the minority partner the right to sell, the minority interest at any time for a purchase price of $2,600. Interest at 7.0% per annum is payable monthly in arrears. The $2,600 is payable no later than November 15, 2005 and has been recorded in other long-term liabilities as of September 30, 1998.

CAPITAL AND OPERATING LEASES

     The Company leases office equipment and office space under various noncancellable operating leases accounted for on a straight line basis. Rent expense for the year ended September 30, 1996, 1997 and 1998 was $253, $549 and $560, respectively.

     In February 1996, the Company entered into a lease for its corporate headquarters effective July 1996. The lease is for eleven years and six months starting with an initial annual base rental of $309 escalating to $564 in the final year. Under the lease, the landlord reimbursed the Company $500 for leasehold improvements. The Company is required by the terms of the lease to maintain a security deposit in the form of a letter of credit in the amount of $325. In order to obtain a standby letter of credit, the Company maintains a restricted certificate of deposit presently in the amount of $325. As of March 1999, this amount is to be reduced to $250 if the Company is not in default under the terms of the lease. Therefore $75 of this deposit is classified as other current assets and $250 is included in "Long-term Restricted Cash" of the Company's consolidated balance sheets as of September 30, 1998.

     The Company maintains a $1.0 million credit line from Cisco Systems Capital Corporation (CSC) to lease Cisco System products and associated peripherals. The terms of this line, which was entered into in December 1997, provided for 180 days of borrowing and a maximum borrowing limit of $1.0 million. However, CSC has informally permitted the Company to continue to borrow under this line and to exceed the stated $1.0 million limit. Amounts borrowed under the line are to be repaid over a 36 month period with the

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company having the option of purchasing the equipment for $1.00 at the end of the lease term. As of September 30, 1998, approximately $945 was outstanding under this credit line.

     The Company refinanced certain of its furniture and computer equipment in April 1997 in the amount of approximately $874 from Finova Capital Corporation. Such loan is for a term of three years, bears interest at 12.19% per annum and is self-liquidating over its term. As of September 30, 1998, approximately $524 was outstanding under this loan.

     The Company has entered into leases for various items of its office furniture and equipment as well as for its telephone system accounted for as capital leases. The terms on these leases vary from 36 to 60 month terms.

     In July 1998, the Company signed a 15 year triple net lease commencing January 15, 1999 to rent approximately 62,000 square feet of office space in Santa Clara, California at an annual base rental of approximately $1.3 million. The building is currently under construction, and completion is scheduled for December 1998. The Company intends to house its San Francisco Bay area SuperPOP facility in its Santa Clara property. The Company expects the San Francisco Bay area SuperPOP to be operational by June 30, 1999. As per the lease agreement, the Company will be required to pay a security deposit of $400 upon completion of certain construction terms.

     The Company has signed an additional long-term agreement with Qwest Communications and a lease for its London facility as described in the subsequent events note (see note 11).

     Future minimum lease and loan payments under these agreements including payments under the London lease (see note 11) are as follows:

YEAR ENDING
SEPTEMBER 30,                                    OPERATING    CAPITAL
  1999.........................................   $ 1,382     $  915
  2000.........................................     3,561        783
  2001.........................................     3,570        440
  2002.........................................     3,579         75
  2003.........................................     3,595         --
  Thereafter...................................    35,586         --
          Less: Amount representing interest...        --       (250)
                                                  -------     ------
  Present value of net minimum lease
     payments..................................   $51,273     $1,963
                                                  =======     ======

8.  INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company is in an accumulated loss position for both financial reporting and income tax purposes. The tax benefit recorded by the Company has been fully reserved against due to the uncertainty of the Company's ability to realize benefits by generating taxable income in the future. The Company has a tax loss carryforward of approximately

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

$17.0 million at September 30, 1998. This carryforward expires between 2011 and 2013. Pursuant to Section 382 of the Internal Revenue Code, the usage of these net operating loss carryforwards may be partially limited due to changes in ownership that have occurred. The Company has not yet determined the impact that changes in ownership have had on net operating loss carryforwards, if any.

     The benefit from the provision for taxes of $30 for the fiscal year ended September 30, 1996 represents reversal of deferred taxes provided in prior years.

     The provision for income taxes on historical net income for the years ended September 30, 1996, 1997 and 1998 differs from the amount computed by applying the federal statutory rate due to the following:

                                                   YEAR ENDED SEPTEMBER 30,
                                                  --------------------------
                                                  1996      1997       1998
Statutory federal income tax rate...............  (34)%      (34)%      (34)%
State and local taxes, net of federal benefit...  (11)       (11)       (11)
Other...........................................   (1)        (0)        (0)
Valuation allowance.............................   44         45         45
                                                  ---       ----       ----
Effective income tax rate.......................   (2)%       (0)%       (0)%
                                                  ===       ====       ====

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                   YEAR ENDED SEPTEMBER 30,
                                                -------------------------------
                                                1996        1997         1998
Deferred tax assets (liabilities):
  Tax depreciation and amortization in excess
     of book depreciation and amortization....  $ (13)     $  (265)     $  (418)
  Capitalized interest........................     --           --         (497)
  Net operating loss carry forward............    734        1,908        7,508
  Allowance for doubtful accounts.............     29          255          242
  Deferred Rent...............................     --           81          152
  Valuation allowance.........................   (750)      (1,979)      (6,987)
                                                -----      -------      -------
          Total net deferred tax
             liabilities......................     --           --           --
                                                =====      =======      =======

9.  EMPLOYMENT AGREEMENT

     In October 1995, the Company entered into an employment agreement with Marc
H. Bell which extends for a period of five years, terminating on September 30, 2000. Pursuant to the terms of the agreement, Mr. Bell receives a base salary of $200 per year and a bonus equal to 5% of the annual pre-tax net income of the Company in excess of $1.0 million (50% of the Bonus Pool) to the extent, if any, that the Bonus Pool exceeds $100.

     During the third quarter of fiscal 1997, the Company made loans to Mr. Bell bearing interest at 8.75% per annum in the total amount of $145. These loans were pursuant to his existing employment agreement. The loans mature in June 2002.

                      GLOBIX CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Effective June 1, 1998, the Company terminated Mr. Bell's former employment agreement and entered into a new employment agreement, which will terminate on June 30, 2005. The new employment agreement provides for a base salary of $350 per year, increasing annually at the rate of 5% starting October 1, 1999. In addition, Mr. Bell will receive an annual bonus equal to 10,000 times the increase, if any, of the fair market value per share of the Company's common stock measured during the 12 month period ending on June 30 of each year of the agreement, commencing with the year beginning July 1, 1998. Mr. Bell will also be entitled to receive stock options to purchase that number of shares as shall equal 25% of the increase, if any, in the number of issued and outstanding shares of Common Stock during the 12 month period ending on September 30 of each year of the agreement, provided that such increase was attributable to equity offerings or acquisitions. The new employment agreement also provides that Mr. Bell may require the Company to lend him a total of $155. Any loan taken thereunder will mature five years after the date made and bear interest at the rate of 8.0% per annum. However, the interest accruing during the first two years is not payable until the end of such two year period. Mr. Bell borrowed from the Company $155 in September, 1998.

10.  RELATED PARTIES TRANSACTION

     The Company utilizes Sid Paterson Advertising, Inc., an entity controlled by Mr. Sid Paterson, a director of the Company, as its agent to place Company advertisements in various print publications. Amounts paid to Sid Paterson Advertising, Inc. for the year ended September 30, 1998 were approximately $507, which includes amounts due to the publishing companies to pay for the Company's advertisements.

11.  SUBSEQUENT EVENTS

QWEST COMMUNICATIONS

     In October 1998, the Company entered into an IRU agreement with Qwest Communications Corporation (Qwest), under which the Company has the exclusive right to use portions of Qwest's planned 18,449 mile MacroCapacity fiber network for a 20 year period. Globix will initially have the right to use 6,500 route miles of OC-3 fiber capacity coast-to-coast in the United States and a DS-3 fiber link from the United States to the United Kingdom. The Company is currently committed to Qwest for a fee of $9,192 of which it had paid $919 at contract. The balance is payable by October 1999. In addition, the Company has the right to increase its capacity on the Qwest network at the cost of $1.50 multiplied by the number of DS-0 (64 kbs per second) V&H Miles (length in miles between the termination points of a Qwest network segment using airline miles and determined based on the vertical and horizontal geographic coordinates of the locations of the termination points). The Company is also liable for a monthly operating and maintenance charge of $.0035 per each DS-0 V&H Mile. The Company will amortize the total contract value over the term of the agreement of 20 years.

LONDON FACILITY

     In October 1998, the Company signed a lease with Corston Holdings Limited (a United Kingdom Corporation) for a 15 year term through September 2014 for the rental of 33,500 square feet at Prospect House, 80 New Oxford Street, London, United Kingdom, at an annual base rent of L1,080 (approximately $1,836 in U.S. dollars) with rental payments commencing in October 1999. The Company intends to build a SuperPOP data center in the new premises, which will also provide space for sales and administrative personnel.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
JANUARY   , 1999

                                  GLOBIX LOGO

                                     SHARES OF COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed such the date hereof.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

                                                        AMOUNT
SEC registration fee.................................  $
NASD filing fee......................................
Nasdaq National Market listing fee...................
Blue sky and expenses (including legal fees).........
Transfer agent fees..................................
Printing.............................................
Legal Fees and Expenses..............................
Accounting Fees and Expenses.........................
Miscellaneous........................................
     Total...........................................  $

     Globix will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Globix's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. Globix's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the past three years, the Company made the following sales of unregistered securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the Securities Act).

     In September 1997, the Company completed a private placement of 400,000 shares of Common Stock through Value Management and Research GmbH for a total consideration of $2.2 million. Value Management and Research GmbH also received a warrant to purchase 34,783 shares of Common Stock at an exercise price of $6.60 per share and such warrant was exercised in June 1998. The foregoing was exempt from the provisions of the Act pursuant to Section 4(2) thereof.

     On April 30, 1998, the Company issued 160,000 units, each consisting of $1,000 principal amount of 13% Senior Notes due 2005 and one warrant to purchase
3.52 shares of common stock. These securities were issued pursuant to an exemption under Rule 144A of the Securities Act to ING Baring (U.S.) Securities, Inc. as the initial purchaser. The aggregate discount to the initial purchaser was approximately $5.6 million. In August 1998, the Company registered the Senior Notes which were part of such offering on a registration statement on Form S-4 and exchanged such Senior Notes for new Senior Notes with substantially identical terms and conditions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

NUMBER                          DESCRIPTION
 1.     Form of Underwriting Agreement between the Company and
        Donaldson, Lufkin & Jenrette Securities Corporation.**
 3.1    Certificate of Incorporation of the Company, as amended.(10)
 3.2    By-laws of the Company, as amended.(11)
 4.1    Specimen Stock Certificate.(2)
 4.2    Form of Underwriter's Warrant issued to Rickel & Associates,
        Inc.(2)
 4.3    Indenture between the Company and Marine Midland Bank, as
        Trustee, dated April 30, 1998.(8)
 4.4    Form of $160,000,000 13% Senior Note, Series A, due 2005.(8)
 4.5    Form of $160,000,000 13% Senior Notes, Series B, due
        2005.(10)
 4.6    Form of Warrant to purchase Common Stock expiring May 1,
        2005.(8)
 5      Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.**
10.1    Purchase Agreement between the Company and ING Baring (U.S.)
        Securities, Inc. (the Initial Purchaser), dated April 24,
        1998.(8)
10.2    Warrant Agreement between the Company and Marine Midland
        Bank, as Warrant Agent, dated as of April 30, 1998.(8)
10.3    Registration Rights Agreement between the Company and the
        Initial Purchaser, dated as of April 30, 1998.(8)
10.4    Warrant Registration Rights Agreement between the Company
        and the Initial Purchaser, dated as of April 30, 1998.(8)
10.5    Escrow and Security Agreement between Marine Midland Bank, as Escrow Agent, Marine Midland Bank, as Trustee, and the
        Company, dated as of April 30, 1998.(8)
10.6    1995 Stock Option Plan, adopted September 29, 1995.(1)
10.7    1998 Stock Option Plan, adopted April 16, 1998.(9)
10.8    Irrevocable Proxy Agreement between Harpoon Holdings Ltd.
        and Marc H. Bell, dated as of October 1, 1995.(1)
10.9    Employment Agreement between Marc H. Bell and the Company, dated as of April 10, 1998.(13)
10.10   Share Deposit Agreement between Marc H. Bell, Harpoon
        Holdings Ltd., the Company, and Rickel & Associates Inc.(2)
10.11   Agreement of Lease between the Company and Puck Associates, dated as of July 23, 1996.(3)

NUMBER                          DESCRIPTION
10.12   Loan and Security Agreement between Finova Capital
        Corporation (Finova) and the Company, dated as of May 1,
        1997.(4)
10.13   Guaranty by NAFT in favor of Finova, dated as of May 1,
        1997.(4)
10.14   Guaranty by NAFT Computer Service Corp. in favor of Finova, dated as of May 1, 1997.(4)
10.15   Guaranty by Bluestreak Digital, Inc., in favor of Finova,
        dated as of May 1, 1997.(4)
10.16   Guaranty by PFM Communications, Inc., in favor of Finova,
        dated as of May 1, 1997.(4)
10.17   Promissory Notes to the Company, from Marc H. Bell, dated
        April 2, 1997 and June 30, 1997.(6)
10.18   Agreement by and between the Company and Value Management &
        Research GmbH for the sale of an aggregate of 382,609 shares of Common Stock, dated as of September 24, 1997.(5)
10.19   Agreement between Bell Technology Group Ltd., and Cisco
        Systems Capital Corporation granting credit approval for
        $1,000,000 for leasing transactions, dated as of December
        15, 1997.(7)
10.20+  Purchase Agreement between Hanover Equities, Inc. and the
        Company dated as of June 2, 1998.(12)
10.21+  Purchase Agreement between Young Woo and the Company dated as of June 2, 1998.(12)
10.22   Lease between Mission Plaza LLC and the Company dated as of
        July 24, 1998.(13)
10.23   First Amendment to Lease by and between Mission Plaza LLC
        and the Company dated October 8, 1998 and effective as of
        July 24, 1998.(13)
10.24   Lease by and between Corston Holdings Limited, Globix
        Limited and the Company dated October 15, 1998.(13)
10.25   Deed of Guaranty between Bank Leumi (UK) Plc, Corston
        Holdings Limited, and Globix Limited dated October 15,
        1998.(13)
10.26   IRU Agreement between Qwest Communications Corporation and the Company dated as of October 5, 1998.(13)
10.27++ Letter Agreement between Princeton Capital LLC, Hanover
        Equities, Inc. and the Company, dated January 8, 1999.**
10.28++ Operating Agreement of BLP Acquisition LLC dated as of July
        2, 1998.**
21      List of Subsidiaries.(13)
23(1)   Consent of Milberg Weiss Bershad Hynes & Lerach LLP
        (included in Exhibit 5).
23(2)   Consent of Arthur Andersen LLP.*

-------------------------
   * Filed herewith.

  ** To be supplied by Amendment.

   + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.
  ++ Confidential treatment to be sought for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

 (1) Incorporated by reference to Registration Statement on Form SB-2 (File No. 33-98978) (the Registration Statement) filed November 3, 1995.

 (2) Incorporated by reference to Amendment No. 2 to the Registration Statement filed January 23, 1996, declared effective January 24, 1996.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

 (4) Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.

 (5) Incorporated by reference to the Company's Report on Form 8-K filed October 8, 1997.

 (6) Incorporated by reference to Amendment No. 4 filed November 6, 1997 to Registration Statement (File No. 333 23259) filed March 13, 1997.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997.

 (8) Incorporated by reference to the Company's Report on Form 8-K filed May 11, 1998.

 (9) Incorporated by reference to the Company's Proxy Statement on Schedule 14A filed on March 16, 1998.

(10) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-57993) filed June 29, 1998.

(11) Incorporated by reference to the Company's Registration Statement on Form S-4/A (File No. 333-57993) filed August 7, 1998.

(12) Incorporated by reference to the Company's Report on Form 8-K/A filed September 16, 1998.

(13) Incorporated by reference to the Company's Report on Form 10-KSB filed December 29, 1998.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 8, 1999.

                                          GLOBIX CORPORATION

                                          By /s/ MARC H. BELL
                                            ------------------------------------
                                             Marc H. Bell, President and
                                             Chief Executive Officer

     We, the undersigned directors and/or officers of Globix Corporation (the Company), hereby severally constitute and appoint Marc H. Bell, President Chief Executive Officer, and Robert B. Bell, Executive Vice President and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Action of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below:

Dated: January 8, 1999                   /s/ MARC H. BELL
                                          --------------------------------------
                                         Marc H. Bell, President, Chief
                                         Executive Officer and Director
                                         (Principal Executive Officer)

Date: January 8, 1999                    /s/ ROBERT B. BELL
                                          --------------------------------------
                                         Robert B. Bell, Executive Vice
                                         President, Chief Financial Officer and
                                         Director (Principal Financial Officer)

Date: January   , 1999                   /s/
                                          --------------------------------------
                                         Martin Fox, Director

Date: January   , 1999                   /s/
                                          --------------------------------------
                                         Tsuyoshi Shiraishi, Director

Date: January 8, 1999                    /s/ RICHARD VIDEBECK
                                         ---------------------------------------
                                         Richard Videbeck, Director

Date: January 8, 1999                    /s/ SID PATERSON
                                          --------------------------------------
                                         Sid Paterson, Director

Date: January  , 1999                    /s/
                                          --------------------------------------
                                         Anthony St. John, Director

Date: January 8, 1999                    /s/ ALAN LEVY
                                          --------------------------------------
                                         Alan Levy, Treasurer and
                                         Chief Accounting Officer
                                         (Principal Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
 1.       Form of Underwriting Agreement between the Company and
          Donaldson, Lufkin & Jenrette Securities Corporation.**
 3.1      Certificate of Incorporation of the Company, as amended.(10)
 3.2      By-laws of the Company, as amended.(11)
 4.1      Specimen Stock Certificate.(2)
 4.2      Form of Underwriter's Warrant issued to Rickel & Associates,
          Inc.(2)
 4.3      Indenture between the Company and Marine Midland Bank, as
          Trustee, dated April 30, 1998.(8)
 4.4      Form of $160,000,000 13% Senior Note, Series A, due 2005.(8)
 4.5      Form of $160,000,000 13% Senior Notes, Series B, due
          2005.(10)
 4.6      Form of Warrant to purchase Common Stock expiring May 1,
          2005.(8)
 5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.**
10.1      Purchase Agreement between the Company and ING Baring (U.S.)
          Securities, Inc. (the Initial Purchaser), dated April 24,
          1998.(8)
10.2      Warrant Agreement between the Company and Marine Midland
          Bank, as Warrant Agent, dated as of April 30, 1998.(8)
10.3      Registration Rights Agreement between the Company and the
          Initial Purchaser, dated as of April 30, 1998.(8)
10.4      Warrant Registration Rights Agreement between the Company
          and the Initial Purchaser, dated as of April 30, 1998.(8)
10.5      Escrow and Security Agreement between Marine Midland Bank, as Escrow Agent, Marine Midland Bank, as Trustee, and the
          Company, dated as of April 30, 1998.(8)
10.6      1995 Stock Option Plan, adopted September 29, 1995.(1)
10.7      1998 Stock Option Plan, adopted April 16, 1998.(9)
10.8      Irrevocable Proxy Agreement between Harpoon Holdings Ltd.
          and Marc H. Bell, dated as of October 1, 1995.(1)
10.9      Employment Agreement between Marc H. Bell and the Company, dated as of April 10, 1998.(13)
10.10     Share Deposit Agreement between Marc H. Bell, Harpoon
          Holdings Ltd., the Company, and Rickel & Associates Inc.(2)
10.11     Agreement of Lease between the Company and Puck Associates, dated as of July 23, 1996.(3)
10.12     Loan and Security Agreement between Finova Capital
          Corporation (Finova) and the Company, dated as of May 1,
          1997.(4)
10.13     Guaranty by NAFT in favor of Finova, dated as of May 1,
          1997.(4)
10.14     Guaranty by NAFT Computer Service Corp. in favor of Finova, dated as of May 1, 1997.(4)
10.15     Guaranty by Bluestreak Digital, Inc., in favor of Finova,
          dated as of May 1, 1997.(4)

EXHIBIT
NUMBER                            DESCRIPTION
10.16     Guaranty by PFM Communications, Inc., in favor of Finova,
          dated as of May 1, 1997.(4)
10.17     Promissory Notes to the Company, from Marc H. Bell, dated
          April 2, 1997 and June 30, 1997.(6)
10.18     Agreement by and between the Company and Value Management &
          Research GmbH for the sale of an aggregate of 382,609 shares of Common Stock, dated as of September 24, 1997.(5)
10.19     Agreement between Bell Technology Group Ltd., and Cisco
          Systems Capital Corporation granting credit approval for
          $1,000,000 for leasing transactions, dated as of December
          15, 1997.(7)
10.20+    Purchase Agreement between Hanover Equities, Inc. and the
          Company dated as of June 2, 1998.(12)
10.21+    Purchase Agreement between Young Woo and the Company dated as of June 2, 1998.(12)
10.22     Lease between Mission Plaza LLC and the Company dated as of
          July 24, 1998.(13)
10.23     First Amendment to Lease by and between Mission Plaza LLC
          and the Company dated October 8, 1998 and effective as of
          July 24, 1998.(13)
10.24     Lease by and between Corston Holdings Limited, Globix
          Limited and the Company dated October 15, 1998.(13)
10.25     Deed of Guaranty between Bank Leumi (UK) Plc, Corston
          Holdings Limited, and Globix Limited dated October 15,
          1998.(13)
10.26     IRU Agreement between Qwest Communications Corporation and the Company dated as of October 5, 1998.(13)
10.27++   Letter Agreement between Princeton Capital LLC, Hanover
          Equities, Inc. and the Company, dated January 8, 1999.**
10.28++   Operating Agreement of BLP Acquisition LLC dated as of July
          2, 1998.**
21        List of Subsidiaries.(13)
23(1)     Consent of Milberg Weiss Bershad Hynes & Lerach LLP
          (included in Exhibit 5).
23(2)     Consent of Arthur Andersen LLP.*

-------------------------
   * Filed herewith.

  ** To be supplied by Amendment.

   + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.
  ++ Confidential treatment to be sought for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

 (1) Incorporated by reference to Registration Statement on Form SB-2 (File No. 33-98978) (the Registration Statement) filed November 3, 1995.

 (2) Incorporated by reference to Amendment No. 2 to the Registration Statement filed January 23, 1996, declared effective January 24, 1996.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

 (4) Incorporated by reference to the Company's Report on Form 8-K/A filed July 18, 1997.

 (5) Incorporated by reference to the Company's Report on Form 8-K filed October 8, 1997.

 (6) Incorporated by reference to Amendment No. 4 filed November 6, 1997 to Registration Statement (File No. 333 23259) filed March 13, 1997.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997.

 (8) Incorporated by reference to the Company's Report on Form 8-K filed May 11, 1998.

 (9) Incorporated by reference to the Company's Proxy Statement on Schedule 14A filed on March 16, 1998.

(10) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-57993) filed June 29, 1998.

(11) Incorporated by reference to the Company's Registration Statement on Form S-4/A (File No. 333-57993) filed August 7, 1998.

(12) Incorporated by reference to the Company's Report on Form 8-K/A filed September 16, 1998.

(13) Incorporated by reference to the Company's Report on Form 10-KSB filed December 29, 1998.